UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to § 240.14a-12

INNOVATIVE INDUSTRIAL PROPERTIES, INC.

(Name of Registrant as Specified In Its Charter)
Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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No fee required.

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Innovative Industrial Properties, Inc.
11440 West Bernardo Court, Suite 100
San Diego, CA 92127
April 29, 2025
Dear Fellow Stockholder:
You are cordially invited to attend our 2025 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 8:00 a.m., Pacific Time on June 11, 2025 at our San Diego offices located at 11440 West Bernardo Court, Suite 100, San Diego, California 92127. The business that will be conducted at the Annual Meeting is described in the Notice of the 2025 Annual Meeting of Stockholders and Proxy Statement.
We would like to take this opportunity to highlight notable achievements during this past year, which was in the context of what we saw as a very challenging environment for the cannabis industry. We generated over $308 million in revenue and $256 million of adjusted funds from operations and returned over $211 million to stockholders through dividends, continuing our track record of increasing our annual dividends each year since our inception in 2016.

FINANCIAL PERFORMANCE TRACK RECORD

Year Over Year Revenue[1]

74% CAGR
$6,420
$14,787
$44,667
$116,896
$204,551
$276,359
$309,506
$308,517
2017
2018
2019
2020
2021
2022
2023
2024

Year Over Year AFFO[1][2]

95% CAGR
$2,352
$9,727
$34,992
$98,078
$174,958
$233,637
$256,497
$256,144
2017
2018
2019
2020
2021
2022
2023
2024

Note: Dollars in thousands.
(1)
“CAGR” represents compound annualized growth rate for the relevant metric.

(2)
Adjusted funds from operations (“AFFO”) is a supplemental non-GAAP financial measure used in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income attributable to common stockholders to AFFO is included in Appendix A of the proxy statement.

AFFO PER DILUTED SHARE AND DIVIDEND HISTORY
Annual AFFO CAGR(1) 2017 – 2024: 45%
Annual Dividend CAGR(1) 2017 – 2024: 45%
Average AFFO Payout Ratio(2) 2017 – 2024: 85%
$10.00
$9.00
$8.00
$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
$0.55
$0.67
$1.20
$1.34
$2.83
$3.28
$4.47
$5.01
$5.72
$6.66
$7.10
$8.45
$7.22
$9.08
$7.52
$8.98
2017
2018
2019
2020
2021
2022
2023
2024
Dividend Per Share(2)
AFFO Per Diluted Share

(1)
“CAGR” represents compound annualized growth rate for the relevant metric.

(2)
Includes common stock dividends declared during the applicable year.

(1)
Total stockholder return (“TSR”) from December 1, 2016 (the date that our common stock first began trading on the New York Stock Exchange) through December 31, 2024, calculated based on the stock price appreciation and dividends paid to show the total return to a stockholder over a period of time. TSR assumes dividends are reinvested in common stock on the day the dividend is paid.

(2)
A real estate investment trust is a “REIT”. The MSCI US REIT Index includes all tax-qualified equity REITs listed in the United States.

(1)
As of December 31, 2024, unless otherwise noted.

(2)
Calculated in accordance with the indenture governing the Company’s 5.50% Unsecured Senior Notes due 2026.

(3)
Consisting of cash and cash equivalents and short-term investments (each as reported on our consolidated balance sheet as of December 31, 2024) and availability under our revolving credit facility as of December 31, 2024.

Investing in Our Team
We recognize that our success is linked to the talent and expertise of our people. We hire talented employees with diverse backgrounds and perspectives and work to provide an environment with regular open communication where capable team members have fulfilling careers and are encouraged to engage with and make a positive impact with business partners and in the communities in which we operate. Attracting, developing, engaging and retaining our gifted team members, who help create long-term value for our stockholders, is an absolute priority.
To invest in our employees and foster a sense of shared purpose, we offer a variety of programs aimed at bettering the lives of our team members, including:
•
Highly competitive compensation (including salary, cash incentives and equity), including a 401(k) plan with matching contributions;

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A best-in-class benefits package, with comprehensive health insurance for each employee and their immediate family at no cost to the employee, including but not limited to a high coverage, low- deductible PPO medical plan, PPO dental coverage, a generous vision plan, short and long-term disability benefits and life and accidental death and dismemberment coverage;

•
Competitive paid time off consisting of initially four weeks each year, which are in addition to company paid holidays;

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A severance plan applicable to all non-executive employees that assists with each employee’s financial security in the event his or her employment is terminated without cause or he or she resigns for good reason;

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A wellness reimbursement benefit for fitness and mindfulness applications, classes and home exercise equipment that encourages our employees to stay mentally and physically fit;

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A physical work environment designed for health and well-being, including sit-stand desks, ergonomic chairs, healthy snack options (including fresh fruits and vegetables), maximized natural light at all workspaces, and weekly voluntary meditation classes;

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Paid time for volunteering at non-profit organizations;

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Assistance and support to employees who are working towards obtaining job-related licenses and relevant certifications as well as professional and technical continuing education; and

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Matching contributions from the company for employee donations to qualifying educational institutions.

Investing in Our Communities
We believe the most profound impact we and our tenant partners make is through the positive economic contributions we and our tenants bring to our own communities and the communities where our facilities are situated. Many of these areas have experienced significant challenges, including job losses and economic downturns due to industry shifts and migration of businesses. However, together with our tenants, we have demonstrated the ability to bring back good jobs, economic activity and much needed benefits to the people of these communities. Our efforts also contribute to key tax revenues that help reinvest in public services, such as schools and healthcare, fostering the renewal of these communities.
In addition to these economic benefits, our employees and board members remain committed to giving back. In 2024, we organized three volunteer days at the corporate level and donated approximately $50,000 to local food banks in the areas where we own properties, reinforcing our ongoing support for the communities we serve.
Investing in Our Properties
Our properties are mission-critical for our tenant partners, featuring specialized buildouts with precision environmental controls for producing high-quality, consistent cannabis products at scale. The nature of our business model and the relationships we have with our tenants means that we are providing the capital resources necessary for them to make a variety of upgrades to the properties. Cannabis cultivation requires substantial energy, water and other inputs to optimize yields and achieve the desired product attributes. The capital we invest often goes toward improving energy and water efficiency, along with other enhancements, allowing the tenants to operate their business more efficiently while reducing their environmental impact. Many of our projects focus on redeveloping existing industrial buildings. By revitalizing previously vacant or under-utilized spaces, we reduce demolition and landfill waste, resulting in meaningful embodied carbon savings.
Additionally, we collaborate with our tenants to improve the energy efficiency and environmental performance of our properties. This includes funding upgrades like lighting improvements, building management systems, stormwater management, heating, ventilation and air conditioning enhancements, tiered cultivation systems, advanced irrigation, health and safety systems and greenhouse construction.
Corporate Governance Highlights
We are committed to strong corporate governance and transparency for our stockholders. We operate in a young, highly regulated and rapidly evolving industry that necessitates strong management, and unwavering commitment to ethics and compliance and the ability to adapt quickly to new market conditions. We continue to maintain the following corporate governance practices to enhance the company’s reputation for integrity and serving our stockholders responsibly:

Corporate Governance Highlights
✓	Majority of our directors are independent and all Board committee members are independent.	✓	Our directors conduct annual self-evaluations and participate in orientation and continuing education programs.
✓	All directors subject to annual election.	✓	We annually submit our executive compensation to a “say-on-pay” advisory vote by our stockholders.
✓	Adopted minimum stock ownership requirements for our directors.	✓	Our bylaws allow stockholders to propose amendments to our bylaws.
✓	Our directors, officers, and other employees are subject to a Code of Business Conduct and Ethics and insider trading policies.	✓	The restricted stock and restricted stock unit awards for our named executive officers have “double-trigger” acceleration provisions.
✓	Our directors, officers, and employees are subject to anti-hedging and anti-pledging policies.	✓	Our Board conducts regular executive sessions of independent directors.
✓	Cash and equity incentive compensation is subject to a formal clawback policy.	✓	All directors attended 100% of Board and Board committee meetings in 2024, including six Board meetings.
✓	No stockholder rights plan is in effect.	✓	No tax gross-up provisions.
✓	Our Audit Committee assists the Board in its oversight of cybersecurity, as well as enterprise-level risks that may affect our financial statements, operations, business continuity, and reputation.	✓	Independent vice chairman of the Board.
While the regulated cannabis industry has experienced headwinds in recent years, our committed and experienced team of professionals continued to execute in 2024 and I am proud of the strong, long-term performance we have delivered to our stockholders. We thank you as always for your tremendous support, and we are steadfast in our commitment to be responsible stewards of your investment and remain focused on continuing to create long-term value for our stockholders.
Alan Gold
Executive Chairman of the Board
April 29, 2025

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
DATE & TIME
8:00 a.m., Pacific Time, on June 11, 2025
PLACE
Innovative Industrial Properties, Inc. 11440 West Bernardo Court, Suite 100 San Diego, CA 92127
ITEMS OF BUSINESS
1.
To elect five directors, each to serve until the 2026 annual meeting of stockholders and until his successor is duly elected and qualified.

2.
To ratify the appointment of BDO USA, P.C. as our independent registered public accounting firm for the year ending December 31, 2025.

3.
To conduct an advisory vote on the compensation of our named executive officers as disclosed in this proxy statement.

In addition, stockholders will consider and vote on such other business as may properly come before the annual meeting, including any adjournments or postponements of the meeting.
RECORD DATE
You are entitled to vote at the Annual Meeting if you were a stockholder of record as of the close of business on April 14, 2025.
PROXY MATERIALS
This notice of meeting, the proxy statement, the proxy card, and our 2024 annual report to stockholders, which is not part of the proxy solicitation materials, are available at http://materials.proxyvote.com/45781V.
PROXY VOTING
We first mailed the Notice of Availability of Proxy Materials to Stockholders on April 29, 2025. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability of Proxy Materials instructs you on how to access and review this proxy statement and our 2024 annual report and how to authorize your proxy online or by telephone. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials. We are also sending a paper copy of the proxy materials to any stockholder who has elected to receive its proxy materials by mail. Your proxy is important. Whether or not you plan to attend the Annual Meeting, please authorize your proxy by Internet or telephone, or, if you received a paper copy of the materials by mail, please mark, sign, date and return your proxy card, so that your shares will be represented at the Annual Meeting. If you plan to attend the Annual Meeting and wish to vote your shares personally, you may withdraw your proxy and vote in person at any time before the proxy is voted.
By Order of the Board of Directors,
Alan Gold
Executive Chairman of the Board
April 29, 2025

INNOVATIVE INDUSTRIAL PROPERTIES, INC.
Proxy Statement Table of Contents

i

OTHER MATTERS	47
STOCKHOLDER PROPOSALS	47
AVAILABILITY OF ANNUAL REPORT ON FORM 10-K	47
DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS	48
APPENDIX A	49

ii

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, JUNE 11, 2025
We are furnishing this proxy statement in connection with the solicitation of proxies by the board of directors (the “Board”) of Innovative Industrial Properties, Inc. (the “Company,” “we,” “our,” and “us”) for use at the annual meeting of the Company’s stockholders (the “Annual Meeting”), to be held at 8:00 a.m., Pacific Time, on Wednesday, June 11, 2025 at 11440 West Bernardo Court, Suite 100, San Diego, CA 92127, as well as in connection with any adjournments or postponements of the meeting. This proxy statement is first being furnished or sent to stockholders on or about April 29, 2025.
Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted:
•
FOR the election of the Board’s nominees for director, or for a substitute in the discretion of the designated proxy holders in the event a nominee is unable to serve or declines to do so;

•
FOR the ratification of the appointment of BDO USA, P.C. as the Company’s independent registered public accounting firm for the year ending December 31, 2025; and

•
FOR approval on a non-binding advisory basis of the compensation of our named executive officers.

As to any other business which may properly come before the Annual Meeting and be submitted to a vote of the stockholders, proxies received by the Board will be voted in the discretion of the designated proxy holders. A proxy may be revoked by written notice to the Secretary of the Company at any time prior to the Annual Meeting, by executing a later dated proxy or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.
Stockholders can vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:
•
By Telephone — Beneficial stockholders who received a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) and who live in the United States or Canada may submit proxies by telephone by calling the telephone number indicated in the notice and following the instructions. Beneficial stockholders who have received a paper copy of a proxy card or a voting instruction card by mail may submit proxies by telephone by calling the number on the card and following the instructions. Stockholders submitting proxies by telephone will need to have available the control number that appears on their Notice of Internet Availability, proxy card, or a voting instruction card, as applicable.

•
By Internet — Beneficial stockholders who received a Notice of Internet Availability may submit proxies over the Internet by following the instructions on the notice. Beneficial stockholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

•
By Mail — Stockholders who received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying pre-addressed envelope.

We will bear the cost of the solicitation of proxies. In addition to the use of mail, proxies may be solicited by personal interview, telephone, facsimile, e-mail or otherwise, by our officers, directors and other employees. We also will request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others to send or cause to be sent proxy materials to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 11, 2025
This proxy statement and our 2024 annual report to stockholders are available at http://materials.proxyvote.com/45781V.

QUESTIONS AND ANSWERS REGARDING THE 2025 ANNUAL MEETING OF STOCKHOLDERS
Who is soliciting proxies from the stockholders?
Our Board is soliciting your proxy. The proxy provides you with the opportunity to vote on the proposals presented at the Annual Meeting, whether or not you attend the meeting.
What will be voted on at the Annual Meeting?
Our stockholders will vote on three proposals at the Annual Meeting:
1.   The election of five directors, each to serve until the 2026 annual meeting of stockholders and until his or her successor is duly elected and qualified;
2.   The ratification of the appointment of BDO USA, P.C. as our independent registered public accounting firm for the year ending December 31, 2025; and
3.   An advisory vote on the compensation of our named executive officers as disclosed in this proxy statement.
Your proxy will also give the proxy holders discretionary authority to vote the shares represented by the proxy on any matter, other than the above proposals, that is properly presented for action at the Annual Meeting.
How will we solicit proxies, and who bears the cost of proxy solicitation?
Our directors, officers and employees may solicit proxies by telephone, mail, facsimile, via the Internet or by overnight delivery service. These individuals do not receive separate compensation for these services. Finally, in accordance with regulations of the SEC, we will reimburse brokerage firms and other persons representing beneficial owners of our common stock for their reasonable expenses in forwarding solicitation materials to such beneficial owners.
Who can vote at the Annual Meeting?
Our Board has fixed the close of business on April 14, 2025, as the record date for our Annual Meeting. Only stockholders of record on that date are entitled to receive notice of and vote at the Annual Meeting. As of April 14, 2025, our only outstanding class of voting securities was common stock, $0.001 par value per share. On that date, we had 50,000,000 shares of common stock authorized, of which 28,011,229 shares were outstanding.
If you (and not your broker) are the record holder of our stock, you can vote either in person at the Annual Meeting or by proxy, whether or not you attend the Annual Meeting. You may vote your shares on the Internet, via telephone, or, to the extent you request written proxy materials, by signing, dating and mailing the accompanying proxy card in the envelope provided. Instructions regarding the three methods of voting by proxy are contained on the Notice and the proxy card.
How many votes must be present to hold the Annual Meeting?
A “quorum” must be present to hold our Annual Meeting. The presence, in person or by proxy, of a majority of the votes entitled to be cast at the Annual Meeting constitutes a quorum. Your shares, once represented for any purpose at the Annual Meeting, are deemed present for purposes of determining a quorum for the remainder of the meeting and for any adjournment, unless a new record date is set for the adjourned meeting. This is true even if you abstain from voting with respect to any matter brought before the Annual Meeting. As of April 14, 2025, we had 28,011,229 shares of common stock outstanding; thus, we anticipate that the quorum for our Annual Meeting will be 14,005,615 shares.
How many votes does a stockholder have per share?
Our stockholders are entitled to one vote for each share held.

What is the required vote on each proposal?
Directors are elected by a plurality vote; the candidates up for election who receive the highest number of votes cast, up to the number of directors to be elected, are elected. Stockholders do not have the right to cumulate their votes.
The affirmative vote of a majority of the votes cast will be required to ratify the appointment of BDO USA, P.C. to serve as our independent registered public accountants; and to adopt, on a non-binding, advisory basis, a resolution to approve the compensation of our named executive officers.
How will the proxy be voted, and how are votes counted?
If you vote by proxy (either voting on the Internet, by telephone or by properly completing and returning a paper proxy card that you receive upon requesting written proxy materials), the shares represented by your proxy will be voted at the Annual Meeting as you instruct, including any adjournments or postponements of the meeting. If you return a signed proxy card but no voting instructions are given, the proxy holders will exercise their discretionary authority to vote the shares represented by the proxy at the Annual Meeting and any adjournments or postponements as follows:
1.   “FOR” the election of director nominees Alan Gold, Gary Kreitzer, Scott Shoemaker, Paul Smithers and David Boyle.
2.   “FOR” the ratification of the appointment of BDO USA, P.C. as our independent registered public accounting firm for the year ending December 31, 2025.
3.   “FOR” the approval on a non-binding advisory basis of the compensation of our named executive officers.
If you hold your shares in your broker’s name (sometimes called “street name” or “nominee name”), you must provide voting instructions to your broker. If you do not provide instructions to your broker, your shares will not be voted in any matter on which your broker does not have discretionary authority to vote, which generally includes non-routine matters. A vote that is not cast for this reason is called a “broker non- vote”. Broker non-votes will be treated as shares present for the purpose of determining whether a quorum is present at the meeting, but they will not be considered present for purposes of calculating the vote on a particular matter, nor will they be counted as a vote FOR or AGAINST a matter or as an abstention on the matter. Under the rules of the New York Stock Exchange (“NYSE”), which is the stock exchange on which our common stock is listed, the ratification of our appointment of our independent registered public accounting firm is considered a routine matter for broker voting purposes, but the election of directors and advisory vote on compensation of our named executive officers are not considered routine matters. It is important that you instruct your broker as to how you wish to have your shares voted, even if you wish to vote as recommended by the Board.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board currently consists of six members, each of whose term expires at the Annual Meeting. As previously announced, David Stecher and Mary Curran will each retire from the Board at the Annual Meeting. In light of the retirement of Mr. Stecher and Ms. Curran as directors, the Board has reduced the size of the Board from six to five directors, effective as of the Annual Meeting.
Our Board has nominated and recommends for election as directors the five individuals named herein to serve until the 2026 annual meeting of stockholders and until their respective successors are duly elected and qualified. All of the nominees, except David Boyle, are presently directors of the Company and following the Annual Meeting, there will be no vacancies on the Board. Directors are elected by a plurality of all of the votes cast at the Annual Meeting. Cumulative voting is not permitted. Broker non-votes and abstentions, if any, will not be treated as votes cast and as a result, will have no effect on the outcome of the vote for this proposal. If any of the nominees should be unable to serve or should decline to do so, the discretionary authority provided in the proxy will be exercised by the proxy holders to vote for a substitute nominated by the Board on the recommendation of the nominating and corporate governance committee. The Board does not believe at this time that any substitute nominees will be required. There are no family relationships between any of our directors or executive officers. Our directors are not automatically re-nominated annually, as we continue to review the composition of the Board in an effort to ensure the Board represents stockholder interests through the exercise of sound judgment using its diversity of experience in various areas. We believe that all of our current Board members have demonstrated business acumen and an ability to exercise sound judgment, as well as possess the professional and personal qualifications and a commitment of service to the Company and the Board.
Recommendation of the Board
Our Board recommends that stockholders vote FOR each of the nominees set forth below.
Information Regarding Nominees
We believe a company’s reputation for integrity and serving its stockholders responsibly is of critical importance. We are committed to managing the Company for the benefit of our stockholders and are focused on maintaining good corporate governance. Our first priority in nominating directors is ensuring that the Board as a whole has expertise in areas aligned with our unique business activities, namely owning and managing specialized industrial properties, including regulated cannabis facilities leased to tenants holding the requisite state licenses to operate in the regulated cannabis industry. We may diversify our portfolio, however, by also investing in properties that are not related to the cannabis industry. We believe that each of our director nominees brings a focused set of skills in one or more areas aligned with our overall business strategy.
In addition to the challenges that any real estate owner faces, due to our involvement in the regulated cannabis industry, our Board and management team have developed specific experience and skills over the past several years to assist the Company in navigating these issues.
Director qualifications are determined by what the Nominating and Corporate Governance Committee believes to be the essential competencies required to effectively serve on our Board. We believe our Board, as a whole, is well positioned to guide the Company toward enhancing the long-term interests of our stockholders. Members of our Board are kept informed of our business through discussions with our management, primarily at meetings of our board of directors and its committees, and through reports and analyses presented to them. Our Board believes that the Company will be best served by directors with a wide array of talents and perspectives to drive innovation, promote critical thinking, and enhance discussion. Each of the qualifications meaningfully adds to our Board’s depth.
The following chart highlights the specific experience, qualifications, attributes, and skills of our Board based on their education, prior experience and other characteristics. We believe the combination of the skills and qualifications shown below demonstrates how our Board is well-positioned to provide strategic advice and effective oversight to our management. More detail is provided in each director nominee’s biography below.
	Alan Gold	Gary Kreitzer	Scott Shoemaker	Paul Smithers	David Boyle
Strategic Planning and Leadership	X	X	X	X	X
CEO / Executive Management	X	X		X
REITs and/or Real Estate	X	X
Financial and Capital Markets	X	X			X
Other Public Company Board Experience	X	X
Financial Literacy	X	X	X	X	X
Audit Committee Financial Expert					X
Medicine			X
Executive Compensation					X
Regulatory / Legal		X		X
Corporate Governance	X	X	X	X	X
Risk Oversight	X	X	X	X	X
Human Capital Management	X			X	X
Name	Position	Age
Alan Gold	Executive Chairman	64
Gary Kreitzer	Vice Chairman	70
Scott Shoemaker	Director	58
Paul Smithers	President, Chief Executive Officer and Director	68
David Boyle	Director, Nominee	61

Alan Gold is a co-founder and has served as executive chairman of our Board since our formation in June 2016. Mr. Gold served as executive chairman of IQHQ, Inc., a privately-held life science real estate company, from December 2018 to December 2024. Mr. Gold served as chairman, president and chief executive officer of BioMed Realty Trust, Inc. (formerly NYSE: BMR) (“BioMed Realty”), a real estate investment trust (“REIT”) specializing in acquiring, leasing, developing and managing laboratory and office space for the life science industry, from its inception in 2004 through the sale of the company to affiliates of Blackstone Real Estate Partners VIII L.P. in January 2016. Mr. Gold also served as chairman, president and chief executive officer of BioMed Realty’s privately-held predecessor, Bernardo Property Advisors, Inc., from August 1998 until August 2004. In addition, Mr. Gold was a co-founder and served as president and a director of Alexandria Real Estate Equities, Inc. (NYSE: ARE) (“Alexandria Real Estate”), an urban office REIT, from its predecessor’s inception in 1994 until August 1998. Mr. Gold served as managing partner of GoldStone Real Estate Finance and Investments, a partnership engaged in the real estate and mortgage business, from 1989 to 1994. He also served as assistant vice president of commercial real estate for Northland Financial Company, a full-service commercial property mortgage banker, from 1989 to 1990 and as real estate investment officer of commercial real estate for John Burnham Company, a regional full-service real estate company, from 1985 to 1989. From December 2013 to June 2016, Mr. Gold served on the board of directors and as a member of the nominating and compensation committees of CatchMark Timber Trust, Inc. (NYSE: CTT), a REIT focused on timberland ownership. From August 2011 to March 2013, Mr. Gold also served on the board of directors and as a member of the audit committee of American Assets Trust, Inc. (NYSE: AAT), a REIT focused on acquiring, developing and managing retail, office, multifamily and mixed-use properties. Mr. Gold served as a member of the board of trustees for the Salk Institute for Biological Studies, a research organization dedicated to fundamental research in biology and its relation to health. Mr. Gold received his Bachelor of Science degree in Business Administration and his Master of Business Administration from San Diego State University. We believe that Mr. Gold’s 35 years of experience in the real estate industry, expertise in NYSE-listed REITs, and extensive management experience make him qualified to serve as executive chairman of our Board.

Gary Kreitzer is a co-founder and has served as our vice chairman since our formation in June 2016. Mr. Kreitzer served as vice chairman and member of the compensation committee of IQHQ, Inc. from December 2018 to December 2024. Mr. Kreitzer was a co-founder of BioMed Realty and served as its general counsel from the company’s formation in 2004 until August 2012, as BioMed Realty’s director until January 2016 and as BioMed Realty’s executive vice president until February 2017. Mr. Kreitzer also served in the same roles with Bernardo Property Advisors from December 1998 to August 2004. Mr. Kreitzer was a co-founder and served as senior vice president and in-house counsel of Alexandria Real Estate from its predecessor’s inception in 1994 until December 1998. From 1990 to 1994, Mr. Kreitzer was in-house counsel and vice president for Seawest Energy Corporation, an alternative energy facilities development company. Mr. Kreitzer also served The Christiana Companies, Inc., a publicly traded investment and real estate development company, in a number of roles from 1982 to 1989, including as in-house counsel, secretary and vice president. Mr. Kreitzer is a member of the California Bar, and holds a Bachelor of Arts degree from the University of California, San Diego, and a Juris Doctor degree with honors from the University of San Francisco. We believe that Mr. Kreitzer’s 40 years of experience in the real estate industry, expertise in NYSE-listed REITs, and legal expertise are valuable to our Board.

Scott Shoemaker, MD has served as one of our directors since November 2016. Mr. Shoemaker is a practicing orthopedic surgeon specializing in pediatrics and trauma for Kaiser Permanente, an integrated managed care consortium, since 1999. He is also an inventor, assists in the development of medical devices and is on a patent for a spine deformity system developed by NuVasive, Inc. for which he receives royalties. Mr. Shoemaker is also a founder of BOSS Logic, LLC, a company designed to generate ideas for the intellectual property and biotechnology sectors. BOSS Logic, LLC holds multiple patents relating to how mobile devices share and distribute contact information. He is part owner and developer of Aztek Paddles, a carbon fiber company. In this role, he assisted in designing paddles, writing patents and testing paddles. We believe that Mr. Shoemaker’s management experience and medical expertise are valuable to our Board.

Paul Smithers is a co-founder and has served as our president and chief executive officer since our formation in June 2016 and as a director since November 2016. From August 2013 to July 2015, Mr. Smithers served as co-founder and chief legal officer of Iso Nano International, LLC, a designer and manufacturer of advanced materials for use in the aerospace, consumer goods, electronics and safety industries. Prior to his time at Iso Nano, Mr. Smithers was the managing partner of Smithers & Player, Attorneys at Law from September 1989 to July 2013. Mr. Smithers is a member of the California Bar (inactive). We believe that Mr. Smithers’ management expertise and 35 years of legal and regulatory experience are valuable to our Board.

David Boyle is a director nominee. Since September 2021, Mr. Boyle has served as Vice President of Finance for Industrial Solutions at 3D Systems Corporation (NYSE: DDD), a 3D Printing Technology Company. Mr. Boyle served as Vice President Finance for the Plastics, Metals, and Services business units within 3D Systems from December 2018 to September 2021 and as Finance Director from September 2016 to December 2018. Previously, Mr. Boyle worked in Finance at HP Inc., a personal computing and printing company, from 1991 to 2016. Mr. Boyle served as Finance Director for the Imaging & Printing Group, Americas Region from 2010 to 2016. His prior roles with HP included Director WW Financial Planning & Analysis for the Imaging and Printing Group, Finance Director for Personal Inkjet Printing and various Finance roles within HP’s printing business supporting Sales, Product Development and Manufacturing. Prior to HP Inc, Mr. Boyle worked in investment banking for Robertson Stephens and EF Hutton. Mr. Boyle earned his Bachelor of Arts in Economics from Stanford University and his Master of Business Administration from Dartmouth College, Tuck School. We believe that Mr. Boyle’s considerable business and financial experience will enhance oversight of the Company’s operations, financial disclosure and aid in working with external auditors on the effectiveness of internal controls.

Additional Information Regarding the Board and Corporate Governance
Board Independence
Our Board has determined that each of our director nominees, except for Messrs. Gold and Smithers, has no material relationship with our Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with our Company) and is “independent” within the meaning of our director independence standards, which include the NYSE director independence standards, as currently in effect.
Furthermore, our Board has determined that each of the members of each of the audit committee, the compensation committee and the nominating and corporate governance committee has no material relationship with our Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with our Company) and is “independent” within the meaning of our director independence standards. While Mr. Kreitzer is credited as a co-founder of the Company, he never served as an employee and has retained independence since the Company’s formation.
Board Meetings
Our Board held 6 meetings during fiscal year 2024. Each of the directors attended 100% of meetings of our Board and the meetings of committees of our Board on which he or she served.
To ensure free and open discussion among the independent directors of the Board, regularly scheduled executive sessions are held, at which only independent directors are present. The person nominated by the independent directors serves as the presiding director at each such executive session.
Board Leadership Structure and Role in Risk Oversight
Our Board is composed of two of our executive officers, Mr. Gold and Mr. Smithers, and three independent directors. The board composition and the corporate governance provisions in our charter ensure strong oversight by independent directors. The Board’s committees, audit, nominating and corporate governance and compensation, are composed entirely of independent directors. Our Board does not have a policy on whether the same person should serve as both the chief executive officer and chairman of the Board or, if the roles are separate, whether the chairman should be selected from the independent directors. Our Board understands that there is no single, generally accepted approach to providing Board leadership and believes that it should have the flexibility to periodically determine the leadership structure that is best for our Company. Consistent with this understanding, our independent directors consider the Board’s leadership structure on an annual basis.
We believe it is beneficial to have a chairman of the Board whose focus is to lead the board and facilitate communication among directors and management. We believe this structure, of not combining the roles of the chairman of the Board and the chief executive officer, is the best governance model for our company and our stockholders. Mr. Gold, as executive chairman of the Board, is involved in both our day-to-day operations, including overall oversight of the Company’s management team, mission and culture and the strategic decision making at the Board level. The Board continues to believe that Mr. Gold is currently the director best suited to lead the full Board in his role as executive chairman because he is the director most familiar with the Company’s business and industry, including deep real estate expertise across markets and cycles, as well as extensive public REIT operating experience, and the director most capable of effectively identifying strategic priorities and leading the development, evaluation, and execution of strategy. The Board believes that Mr. Gold’s leadership skills have been critical to the growth and success of the Company and is best suited to guide the Company toward enhancing the long-term interests of our stockholders.
In addition, Mr. Kreitzer, one of our independent directors, serves as vice chairman of the Board. In this capacity, Mr. Kreitzer serves as liaison and meets regularly with officers and other directors generally between meetings, presides over all Board meetings where the executive chairman is not present, including in executive sessions of independent directors, and may call meetings of the independent directors and set the agenda for such meetings.
Our Board plays an active role in overseeing the management of our risks. While it is management’s responsibility to identify and manage our risk exposure on a day-to-day basis, the Board routinely discusses these risks with management and actively oversees our risk-management procedures and protocols. The Board receives reports from senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, cybersecurity, and strategic risks. The committees of our Board assist our full Board in risk oversight by addressing specific matters within the purview of each committee. The audit committee focuses on oversight of financial risks and cyber security; the compensation committee focuses primarily on risks relating to executive compensation plans and arrangements; and the nominating and corporate governance committee focuses on reputational and corporate governance risks, including the independence of our Board. Our Board also oversees risk by means of the required approval by our Board for significant transactions and other decisions, including material acquisitions or dispositions of property, material capital markets transactions, and significant capital improvement projects.
Compensation Committee Interlocks and Insider Participation
There were no insider participations or compensation committee interlocks among the members of the compensation committee during fiscal year 2024. At all times during fiscal year 2024, the compensation committee was comprised solely of independent, non-employee directors.
Board Composition
The Board reflects a highly-engaged group of directors, with each director devoting the time and effort necessary to be a responsible and productive member of the Board. Pursuant to its charter, in identifying candidates to recommend for election to the Board, the nominating and corporate governance committee considers the following criteria: (1) personal and professional integrity, ethics and values, (2) experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment, (3) experience in our industry and with relevant social policy concerns, (4) diversity of experience, profession and background, both on an individual level and in relation to the Board as a whole, (5) experience as a board member of another publicly held company, (6) academic expertise in an area of our operations and (7) practical and mature business judgment, including ability to make independent analytical inquiries. The nominating and corporate governance committee evaluates and determines the appropriate and desirable mix of characteristics, skills and experience for the Board as a whole, as well as the qualifications and attributes of individual directors and candidates, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.
In determining whether to recommend a director for re-election, the nominating and corporate governance committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board. Current directors who are willing to continue service and who have qualifications and skills that are generally consistent with the nominating and corporate governance committee’s criteria for service are generally re-nominated. Our directors, qualification criteria and the effectiveness of our nomination policies are reviewed annually by the nominating and corporate governance committee.
Identifying and Evaluating Nominees for Directors
As to new candidates, the nominating and corporate governance committee will generally poll Board members and members of management for their recommendations and may also hire a search firm if deemed appropriate to identify and perform background due diligence on potential candidates, with a focus on creating a pool of qualified director candidates through a robust search process. An initial slate of candidates will be presented to the chair of the nominating and corporate governance committee, who will then make an initial determination as to the qualification and fit of each candidate. Candidates will be interviewed by the executive chairman and independent Board members. The nominating and corporate governance committee will then approve final director candidates and, after review and deliberation of all feedback and data, will make its recommendation to our Board.
The nominating and corporate governance committee will consider appropriate nominees for directors whose names are submitted in writing by a stockholder of our Company. Recommendations received from stockholders will be considered and processed and are subject to the same criteria as are candidates nominated by the nominating and corporate governance committee. Nominations must be addressed to the Secretary of Innovative Industrial Properties, Inc., at our principal executive office, 1389 Center Drive, Suite 200, Park City, Utah 84098, and must indicate the nominee’s qualifications and other relevant biographical information and provide confirmation of the nominee’s consent to serve as director, if elected. To be considered for the next annual election of directors, any such written request must comply with the requirements set forth in our bylaws and below under “Stockholder Proposals.”
As previously disclosed, our Board is committed to engaging a diverse field of directors when considering Board composition in the future. With this comes the commitment that as Board seats become available, the nominating and corporate governance committee will continue to actively identify qualified women and individuals from underrepresented groups to include in the pool from which Board nominees are chosen. The nominating and corporate governance committee is confident that with this commitment, individuals with diverse personal characteristics will have significantly better representation and visibility within the pool of Board candidates from which future Board members will be selected and nominated.
The foregoing notwithstanding, if we are legally required by contract or otherwise to permit a third party to designate one or more of the directors to be elected or appointed (for example, pursuant to articles supplementary designating the rights of a class of preferred stock to elect one or more directors upon a dividend default), then the nomination or appointment of such directors shall be governed by such requirements.
Each of the nominees for election as director at the Annual Meeting is recommended by the nominating and corporate governance committee to stand for reelection.
Director Evaluations
The Board is committed to conducting regular evaluations of itself, its committees and individual directors. Each year, directors meet in executive sessions to conduct these evaluations, utilizing detailed Board, committee and individual director written questions as a basis for such discussions. These questions cover numerous topics at the Board and committee levels, including but not limited to feedback regarding general board practices and areas for improvements; an evaluation of individual director skill sets and contributions, including in the context of the evolving needs of the Company; and the overall effectiveness of the Board and its committees in overseeing and guiding the Company.
Board Succession Planning
The Board is continually evaluating its effectiveness and believes that the current Board members are highly engaged and provide the appropriate diversity and depth of experience to guide the Company. As we completed our initial public offering and consummated the acquisition of our first property in December 2016, each of our Board members’ tenure on the Board is less than nine years.
While our current Board members are highly dedicated as long-term directors to provide us guidance in a rapidly evolving industry, our nominating and corporate governance committee is committed to ensuring a smooth transition of skills, experience and diversity of perspective as retirements occur.
Compensation of Directors
In 2024, each non-employee director received an annual retainer of $75,000 in cash (except in the case of Mr. Kreitzer, who serves as vice chairman of the Board and received an annual retainer of $150,000 in cash) and an annual retainer of $160,079 payable in restricted shares of common stock or restricted stock units (“RSUs”) under the Company’s 2016 Omnibus Incentive Plan (the “Incentive Plan”) (except in the case of Mr. Kreitzer, who received an annual retainer of $200,099 payable in restricted shares of common stock or RSUs under the Incentive Plan), which vest in their entirety one year from the date of grant. The audit committee chair received an additional annual retainer of $10,000 in cash and any other committee chair received an additional annual retainer of $5,000 in cash. All non-employee directors were reimbursed for their costs and expenses in attending our Board meetings. The Company also will grant $160,000 in restricted shares of common stock or RSUs under the Incentive Plan to each non-employee director who is initially elected or appointed to the Board on the date of such initial election or appointment, which vest in their entirety one year from the date of grant. A non-employee director who is elected to the Board on the date of an annual meeting of the Company’s stockholders shall only receive the annual retainer of $160,000 in restricted shares of common stock or RSUs and will not also receive an initial award. Any member of our Board who is also an employee of our Company did not receive additional compensation for serving as a director.
RSUs are settled in shares of our Company’s common stock. Directors may defer settlement of the RSUs pursuant to the Company’s Nonqualified Deferred Compensation Plan (the “NQDC Plan”) and may also defer cash payments under the NQDC Plan.
The table below summarizes the compensation paid by the Company to non-employee directors or earned by the non-employee directors for the fiscal year ended December 31, 2024.
Name(1)	Fees Earned or Paid in Cash	Stock Awards(3)	Total
Gary Kreitzer	$155,000(4)	$200,099	$355,099
Mary Curran(2)	75,000	160,079	235,079
Scott Shoemaker, M.D.	80,000(4)	160,079	240,079
David Stecher(2)	85,000(4)	160,079	245,079

(1)
Alan Gold, our executive chairman, and Paul Smithers, our president and chief executive officer, are not included in this table because they are employees and thus receive no compensation for their services as directors. The compensation received by Gold and Smithers as employees is shown in the Summary Compensation Table below.

(2)
Ms. Curran and Mr. Stecher will retire from the Board at the Annual Meeting.

(3)
Represents the grant date fair value of restricted stock or RSUs awarded in 2024 based on the closing price of our common stock on the date of such grant, as determined in accordance with Accounting Standards Codification Topic 718, Stock Compensation (“ASC Topic 718”). During 2024, Mr. Shoemaker and Ms. Curran were each granted 1,416 RSUs, and Messrs. Stecher and Kreitzer were granted 1,416 and 1,770 shares of restricted stock, respectively. The forfeiture restrictions for the shares and RSUs granted to Messrs. Kreitzer, Shoemaker and Stecher and Ms. Curran vest in their entirety on May 15, 2025. These shares and RSUs represent the only unvested equity held by our non-employee directors at December 31, 2024. Mr. Shoemaker and Ms. Curran each elected to defer settlement of all of his or her RSUs pursuant to the NQDC Plan. No director received matching contributions from the Company in 2024 in connection with these deferrals.
(4)
Includes the additional annual retainer of $5,000 paid to Mr. Kreitzer for serving as the Chair of the compensation committee, the additional annual retainer of $5,000 paid to Mr. Shoemaker for serving as the Chair of the nominating and corporate governance committee and the additional annual retainer of $10,000 paid to Mr. Stecher for serving as the Chair of the audit committee. Mr. Shoemaker elected to defer cash payments totaling $20,000 pursuant to the NQDC Plan. No director received matching contributions from the Company in 2024 in connection with these deferrals.

Policy Governing Stockholder Communications with the Board
Our Board welcomes communications from our stockholders. Any stockholder or other interested party who wishes to communicate with the Board or one or more members of the Board should do so in writing in care of the Secretary of Innovative Industrial Properties, Inc., at our San Diego office, 11440 West Bernardo Court, Suite 100, San Diego, California 92127. The Secretary is directed to forward each appropriate communication to the director or directors for whom it is intended.
Policy Governing Director Attendance at Annual Meetings of Stockholders
We encourage, but do not require, our Board members to attend the annual meeting of stockholders. All of our Board members attended our 2024 annual meeting of stockholders.
Code of Business Conduct and Ethics and Corporate Governance Guidelines
We maintain a Code of Business Conduct and Ethics that applies to our officers, employees, agents and directors, and addresses matters such as (i) our policy on political contributions, (ii) disclosures and financial reporting, and (iii) protection and use of our assets. The Board adopted the Code of Business Conduct and Ethics to codify and formalize certain of our long-standing policies and principles that help ensure our business is conducted in accordance with the highest standards of ethical behavior. We require all employees to acknowledge the terms of, and abide by, our Code of Business Conduct and Ethics. In addition, our Board has adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities and to serve the interests of the Company and its stockholders. The Code of Business Conduct and Ethics and Corporate Governance Guidelines is available in the “Investors” section of our website (www.innovativeindustrialproperties.com).
Insider Trading Policies and Procedures
We have adopted an insider trading policy applicable to our directors, officers and employees and have implemented processes for the Company that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as NYSE listing standards. A copy of our insider trading policy was filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2024.
Director Stock Ownership Guidelines
We have adopted stock ownership guidelines for our non-employee directors. Under these guidelines, each non-employee director is required to hold stock valued at no less than five times the amount of the annual cash retainer paid to such director for service as a member of the Board, without reference to committee or chair service.

Committee Membership(1)
The Board has established standing audit, compensation, and nominating and corporate governance committees. Membership on each of these committees, as of April 29, 2025, is shown in the following chart:
	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Gary Kreitzer	X	Chair	X
Mary Curran(2)	X		X
Scott Shoemaker, M.D.		X	Chair
David Stecher(2)	Chair	X
Number of Meetings in 2024(3)	4	4	2

(1)
The Board periodically reviews committee membership and may rotate membership during the year. Accordingly, the membership described in the table may change during 2025.

(2)
Ms. Curran and Mr. Stecher will retire from the Board at the Annual Meeting. If elected, David Boyle, is expected to chair the audit committee and serve on the compensation and the nominating and corporate governance committees.

(3)
Does not reflect conference calls and other informal meetings of the committee members conducted throughout 2024.

Audit Committee
In 2024, the audit committee was composed of Messrs. Kreitzer and Stecher and Ms. Curran, each of whom is an independent director for purpose of service on the audit committee and “financially literate” under the rules of the NYSE and SEC. Mr. Stecher serves as chair of the audit committee and qualifies as an “audit committee financial expert” as that term is defined by the SEC. The audit committee assists the Board in overseeing:
•
our accounting and financial reporting processes;

•
the integrity and audits of our consolidated financial statements;

•
our compliance with legal and regulatory requirements;

•
the qualifications and independence of our independent registered public accounting firm;

•
the performance of our independent registered public accounting firm and any internal auditors

•
related party transactions pursuant to the Company’s Related Party Transaction Policy and Procedures; and

•
the Company’s cybersecurity and data privacy initiatives.

The audit committee is also responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, reviewing the appointment of the internal auditor, approving professional services provided by the independent registered public accounting firm and the related audit and non-audit fees.
Compensation Committee
In 2024, the compensation committee was composed of Messrs. Kreitzer, Shoemaker and Stecher, each of whom is an independent director under the rules of the NYSE and SEC. Mr. Kreitzer serves as chair of the compensation committee, which is responsible for:
•
evaluating the performance of and compensation of our chief executive officer;

•
reviewing our compensation philosophy and incentive programs, including to ensure they reflect our risk management philosophies, policies and processes;

•
reviewing and approving the compensation and benefits of our executive officers and members of our Board; and

•
establishing and administering our Incentive Plan, as well as any other compensation, stock option, stock purchase, incentive or other benefit plans.

The compensation committee is primarily responsible for establishing and implementing our compensation program and policies. To fulfill its responsibilities, the compensation committee may engage, oversee and provide appropriate funding for advisors and consultants to advise the committee on executive compensation matters.
Nominating and Corporate Governance Committee
In 2024, the nominating and corporate governance committee was composed of Messrs. Kreitzer and Shoemaker and Ms. Curran, each of whom is an independent director under the rules of the NYSE. Mr. Shoemaker serves as chair of the nominating and corporate governance committee, which is responsible for:
•
seeking, considering and recommending to the full Board qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders;

•
periodically preparing and submitting to the Board for adoption the committee’s selection criteria for director nominees;

•
reviewing and interviewing qualified candidates to serve on the Board;

•
reviewing and making recommendations on matters involving general operation of the Board and our corporate governance;

•
recommending to the Board nominees for each committee of the Board;

•
overseeing succession planning for our executive management;

•
annually facilitating the assessment of the Board’s performance as a whole and of the individual directors and reports thereon to the Board; and

•
overseeing the Company’s environmental, social and governance initiatives.

The nominating and corporate governance committee operates under a written charter adopted by the nominating and corporate governance committee and approved by the Board. The charter is available in the “Investors” section of our website (www.innovativeindustrialproperties.com).
Stockholder Engagement
We recognize that regular engagement with our stockholders is essential to understanding their priorities and ensuring best practices are maintained across our business. Through an open and ongoing dialogue with stockholders, we ensure that diverse perspectives are considered in our decision-making process.
In 2024, we undertook significant stockholder outreach efforts specifically focused on executive compensation. We engaged in proactive and extensive outreach with our stockholders, including reaching out to stockholders representing approximately 60% of our total shares of common stock outstanding, and, for those interested in speaking to us, we held calls with stockholders representing 20% of the total shares outstanding.
During our conversations with stockholders, we discussed various topics, including executive compensation and Board composition and structure. In addition to internal management engaging with stockholders, our Board, including Mr. Stecher, a member of the compensation committee, participated in specific calls, which provided stockholders with direct access to the Board. We report the details of our communications with stockholders to our nominating and corporate governance committee, compensation committee, and Board, as applicable. This dialogue allows our directors to hear what is most important to our stockholders and share perspectives on our compensation and governance processes. The Board considers stockholder feedback and endeavors to address matters discussed in the best interests of our company and our stockholders.
Please refer to page 23 (Previous Year’s Say-on-Pay Votes) for changes that were made in response to our engagement with stockholders.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of our Board has appointed BDO USA, P.C. to serve as our independent registered public accounting firm for the year ending December 31, 2025, and our Board has directed that management submit the appointment of the independent registered public accounting firm for ratification by our stockholders at the Annual Meeting. BDO USA, P.C. has audited our financial statements since our inception in 2016. Representatives of BDO USA, P.C. are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Audit and Non-Audit Fees.   The aggregate fees billed to us by BDO USA, P.C., our independent registered public accounting firm, for the indicated services for the years ended December 31, 2024 and 2023 were as follows (dollars in thousands):
	2024	2023
Audit Fees(1)	$864	$729
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$864	$729

(1)
Audit fees consist of fees for professional services performed by BDO USA, P.C. for the audits of our annual financial statements, reviews of our interim financial statements, services that are normally provided in connection with statutory and regulatory filings or engagements and professional services rendered for the audit of the effectiveness of internal control over financial reporting. For the year ended December 31, 2024, audit fees also include fees for professional services performed by BDO USA, P.C. in connection with issuances of comfort letters of approximately $200,300. For the year ended December 31, 2023, audit fees also include fees for professional services performed by BDO USA, P.C. in connection with issuances of comfort letters of approximately $102,000.

Our audit committee has established a policy that requires all audit and permissible non-audit services provided by our independent registered public accounting firm be pre-approved by the audit committee or a designated audit committee member. These services may include audit services, audit related services, tax services and other services. Our audit committee considers whether the provision of non-audit services is compatible with maintaining the accountants’ independence and determined that it is consistent with such independence.
Stockholder ratification of the appointment of BDO USA, P.C. as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board is submitting the appointment of BDO USA, P.C. to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the audit committee will reconsider whether or not to retain that firm and may decide to retain the firm, even in the absence of stockholder ratification. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of the Company.
The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting is required for the ratification of the appointment of BDO USA, P.C. as our independent registered public accounting firm. Abstentions, if any, will not be treated as votes cast and as a result, will have no effect on the outcome of the vote for this proposal.
Recommendation of the Board
Our Board recommends that stockholders vote FOR the ratification of the appointment of BDO USA, P.C. as the Company’s independent registered public accounting firm for the year ending December 31, 2025.

Audit Committee Report
The audit committee of the Board oversees the Company’s financial accounting and reporting processes and the integrated audit of the consolidated financial statements of the Company. All committee members satisfy the definition of independent director set forth in the listing standards of the New York Stock Exchange. The Board has adopted a written charter for the audit committee, a copy of which is available in the “Investors” section of our website (www.innovativeindustrialproperties.com).
In fulfilling its oversight responsibilities, the committee reviewed and discussed with management the audited consolidated financial statements in the annual report on Form 10-K, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.
The Company’s independent registered public accounting firm, BDO USA, P.C., is responsible for expressing an opinion on the conformity of the Company’s consolidated financial statements with U.S. generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting. BDO USA, P.C. met with the committee and expressed its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and discussed with and provided the committee written communication regarding other matters as required under the standards of the Public Company Accounting Oversight Board (United States), including those matters required under Auditing Standard No. 1301 (Communications with Audit Committees). In addition, BDO USA, P.C. discussed the auditors’ independence from the Company and the Company’s management and delivered to the audit committee the written disclosures and the letter satisfying the applicable requirements of the Public Company Accounting Oversight Board regarding the auditors’ communications with the audit committee concerning independence.
The committee discussed with BDO USA, P.C. the overall scope and plan of its integrated audit. The committee meets with BDO USA, P.C., with and without management present, to discuss the results of its integrated audit and reviews, its evaluations of internal controls, and the overall quality of financial reporting. The audit committee performed and discussed evaluations of BDO USA, P.C., the Company’s internal auditor and the Company’s chief financial officer.
In reliance on the reviews and discussions referred to above, the committee has recommended that the audited consolidated financial statements be included in the annual report on Form 10-K for the year ended December 31, 2024 for filing with the Securities and Exchange Commission.
This report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.
The foregoing report has been furnished by the audit committee.
David Stecher, Chair
Mary Curran
Gary Kreitzer
Date of report: April 17, 2025

PROPOSAL 3
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and as a matter of good corporate governance, we are asking our stockholders to vote on a non-binding, advisory basis to approve the compensation paid to our named executive officers, as described in the Compensation Discussion and Analysis and the executive compensation tables narrative that follow. Our Board has determined that we will hold future advisory votes on executive compensation on an annual basis until the next required non-binding advisory vote on the frequency of such votes on executive compensation.
In an effort to align the interests of management with those of our stockholders, our compensation program focuses on pay-for-performance principles that focus on the achievement of both short-term and long-term financial and operational metrics. Our compensation mix rewards the continued performance of the Company, encourages a disciplined approach to management, and maintains focus on the creation of long-term value for our stockholders. As we describe in further detail in the Compensation Discussion and Analysis, we believe that the experience, abilities, and commitment of our executive officers are unique in the business of investing in real estate and are therefore critical to the long-term achievement of our investment goals. Accordingly, the primary objectives of our executive compensation program are to retain our key leaders, attract future leaders and align our executive officers’ long-term interest with the interests of our stockholders.
The extensive experience and commitment of our named executive officers (three out of the four named executive officers have been with the Company since our first year of operations; Mr. Smith joined the Company in 2023, and also brings decades of experience with public and private REITs, including companies focused on real estate for the regulated cannabis industry) provide the Company with unique skillsets in the business of acquiring, leasing and managing highly specialized, mission-critical real estate for regulated cannabis operations. This team combines decades of proven institutional REIT management with an in depth understanding of the regulatory and operational nuances of the regulated cannabis industry, which we believe have been critical to our past achievements and remain critical to the continued execution of our Company’s long-term strategy.
In connection with reviewing our compensation program and the 2024 compensation paid to our named executive officers, it is important to consider the Company’s financial results achieved during 2024 in the backdrop of a continued challenging macroeconomic environment, especially as it pertained to the regulated cannabis industry. From the Company’s initial public offering through December 31, 2024, our Company achieved a total stockholder return of 389%, significantly outperforming the MSCI US REIT Index’s and S&P 500’s total stockholder returns during the same time period of 64% and 207%, respectively. These performance results are discussed in detail in the “Executive Compensation” section of this proxy statement.
The affirmative vote of a majority of votes cast at the Annual Meeting, in person or by proxy, is required to approve this proposal. An abstention or broker non-vote will have no effect on the outcome of the vote for this proposal.
Recommendation of the Board
Our Board recommends that stockholders vote for the approval on a non-binding, advisory basis, of the compensation of our named executive officers.

EXECUTIVE OFFICERS
Our executive officers as of April 14, 2025 are as follows:
Name	Position
Alan Gold	Executive Chairman
Paul Smithers	President and Chief Executive Officer
David Smith	Chief Financial Officer and Treasurer
Biographical information for Mr. Smith is set forth below. Biographical information with respect to Mr. Gold and Mr. Smithers is set forth above under “Election of Directors — Information Regarding Nominees.”
David Smith, age 44, has served as our chief financial officer and treasurer since March 2023. Until March 2023, Mr. Smith served as executive vice president and chief financial officer of Aventine Property Group, Inc. (“Aventine”), a privately-held REIT focused on the regulated cannabis industry, since Aventine’s spin-off from Treehouse Real Estate Investment Trust, Inc. (“Treehouse”) in January 2021. Mr. Smith held the same roles at Treehouse, a privately-held REIT focused on the regulated cannabis industry, from October 2019 through December 2020. Prior to Treehouse, Mr. Smith served as the executive vice president and chief financial officer of New Senior Investment Group Inc. (NYSE: SNR) (“New Senior”) from January 2019 to September 2019. Mr. Smith joined New Senior from its financial sponsor, Fortress Investment Group, where he was in the Private Equity Group as managing director from September 2016 and vice president from September 2014 to September 2016, leading New Senior’s capital markets and investor relations activities. Prior to Fortress, Mr. Smith served as a managing director, capital markets & investor relations at Aviv REIT, Inc. (NYSE: AVIV) from April 2012 to August 2014. Prior to Aviv REIT, Mr. Smith held various finance, capital markets, and investor relations roles at Ventas (NYSE: VTR) from November 2006 to March 2012. He began his career in the real estate investment banking group at A.G. Edwards. Mr. Smith received a Bachelor of Science degree with honors in Finance from the University of Wisconsin-La Crosse.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes our executive compensation program, including determinations regarding the compensation of our named executive officers for 2024. The following table identifies our named executive officers and their positions in 2024:
Name	Position
Alan Gold	Executive Chairman
Paul Smithers	President and Chief Executive Officer
David Smith	Chief Financial Officer and Treasurer
Brian Wolfe	Former Vice President, General Counsel and Secretary(1)

(1)
As previously disclosed, Mr. Wolfe resigned as an employee and officer of the Company effective January 9, 2025.

2024 Business Performance Overview
Despite the headwinds faced by the regulated cannabis industry specifically in 2024, we focused on executing our long-term and annual strategies that included re-leasing approximately 530,000 square feet or 6% of our total portfolio, bringing our total occupancy to 96.6%. We also focused on further strengthening our liquidity position and strong balance sheet with the upsizing of our credit facility to $87.5 million and continuing our track record of increasing our dividend each year since our inception in 2016.
Highlights for 2024 include the following:
•
Consistent Revenue and Bottom-Line Performance:   Although our pace of investment activity slowed significantly in 2024, existing property portfolio performance resulted in total revenues of $308.5 million in 2024, total net income attributable to common stockholders of $159.9 million and adjusted funds from operations (“AFFO”) of $256.1 million. Our change in total revenues and AFFO over the past seven years is depicted in the charts below (in millions):

(1)
“CAGR” represents compound annualized growth rate for the relevant metric.

(2)
AFFO is a supplemental non-GAAP financial measure used in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income attributable to common stockholders to AFFO is included in Appendix A of this proxy statement.

•
AFFO Per Diluted Share and Dividends:   During 2024, we declared dividends to our common stockholders totaling $7.52 per share, having increased our common stock dividends declared each year since our inception in 2016. The change in AFFO per diluted share and growth in common stock dividends declared over the past seven years is depicted on the chart below:

(1)
“CAGR” represents compound annualized growth rate for the relevant metric.

(2)
Includes common stock dividends declared during the applicable year.

•
Balance Sheet Highlights:   We achieved these financial results while continuing to focus on further strengthening our liquidity position and what we believe is a flexible, conservative balance sheet with the upsizing of our credit facility to $87.5 million in 2024, as highlighted below:

(1)
As of December 31, 2024, unless otherwise noted.

(2)
Calculated in accordance with the indenture governing the Company’s 5.50% Unsecured Senior Notes due 2026.

(3)
Consisting of cash and cash equivalents and short-term investments (each as reported on our consolidated balance sheet as of December 31, 2024) and availability under our revolving credit facility as of December 31, 2024.

2024 Compensation Elements
We believe that the compensation of our executive officers aligns their interests with those of the stockholders in a way that encourages prudent decision-making, links compensation to our overall performance, provides a competitive level of total compensation necessary to attract and retain talented and experienced executive officers and motivates the executive officers to contribute to our success. In addition to base salary and cash incentive awards, all of our executive officers are eligible to receive equity-based compensation under the Incentive Plan.
Compensation Component	Description and Objectives	Calendar Year 2024
Base Salary
Fixed compensation necessary to attract and retain executive talent set based on individual’s role with the organization, experience, performance, and potential, including unique skill sets applicable to cannabis industry focus.

Based on the compensation committee’s assessment of the aforementioned factors, annual base salaries were increased by approximately 5% for continuing executives (Mr. Smith’s 2024 base salary as disclosed in the Summary Compensation Table appears more than 5% higher than 2023 because 2023 reflects only approximately nine months of employment from March through December 2023).

Compensation Component	Description and Objectives	Calendar Year 2024
Annual Cash Incentive Opportunity	Annual cash incentive awards that reward corporate and individual performance. We sought to enhance the pay-for-performance alignment of our incentive compensation programs in 2024 with a new annual cash incentive plan that tied 50% of the plan to pre-established formulaic financial and strategic objectives and the remaining 50% to each executive’s individual performance.	Based on the compensation committee’s assessment of performance versus the 2024 corporate goals established by the compensation committee at the beginning of 2024, as well as individual performance, the compensation committee awarded annual cash incentives as shown in the Summary Compensation Table for 2024 at 95% of target.
Long-Term Equity Incentive Compensation	Equity awards that align the interests of executives with those of stockholders and promote the retention of key talent through multi-year vesting.	In 2024, as in 2023, the compensation committee granted restricted stock or RSUs that vest in three equal annual installments, subject to the executive’s continued employment on each vesting date. The Company continues to evaluate various long-term incentive plan designs. However, in light of the challenges in the cannabis industry, the Company did not change its plan during 2024.
The charts below illustrate the mix between compensation elements provided to our named executive officers in 2024:
—
79% of our chief executive officer’s and, on average, 80% of our other named executive officers’ total target direct compensation was variable (or “at-risk”).   “At-risk” pay is determined based on the achievement of corporate and individual performance objectives under the annual cash incentive plan or stock price performance, comprising time-vesting equity awards vesting over three-year periods and annual cash incentives.

—
49% of our chief executive officer’s and, on average, 48% of our other named executive officers’ total target direct compensation (restricted stock/RSUs), on average, was tied directly to stock price performance.

The amounts shown above reflect total direct compensation for 2024, calculated as the sum of 2024 annual base salaries, target annual cash incentives for the 2024 performance year, and the fair-values of the long-term equity incentive awards granted in January 2024. The actual annual cash incentive earned for 2024 depended on the assessment of executive performance by the compensation committee and the actual value realized from the long-term equity incentive awards will depend directly on the performance of the Company’s share price over the service period during which the long-term equity awards vest.
Previous Years’ Say-on-Pay Votes
We provide our stockholders with an annual advisory “say-on-pay” vote on the compensation of named executive officers. We conducted our first advisory say-on-pay vote in 2020. In the four years from 2020 to 2023, our stockholders expressed substantial support for the compensation of our named executive officers, where we received (on average) more than 93% of votes cast “FOR” our executive compensation program. In 2024, only 73% of the votes cast were in support of our 2023 executive compensation program. We believe our compensation program, as described below, reflects a strong alignment with the Company’s performance. Stockholders noted concerns about the prior annual cash incentive programs being 100% discretionary. Therefore, in response to stockholder feedback and in an effort to improve pay-for-performance alignment, we established a new annual cash incentive plan for 2024 that is tied 50% to pre-established formulaic financial and strategic objectives and the remaining 50% to each executive’s individual performance. We also continue to explore ways to make our long-term incentive program more performance-based, each as described under the heading “Overview of Executive Compensation Program Changes for 2025 and Future Considerations.”
Compensation Process
Roles of the Compensation Committee, Consultants and Management
The Board established the compensation committee to carry out the Board’s responsibilities to administer our compensation programs. The compensation committee has the final decision-making authority for the compensation of our executive officers. The compensation committee operates under a written charter adopted by the compensation committee and approved by the Board. The charter is available in the “Investors” section of our website (www.innovativeindustrialproperties.com). Information that is presented or hyperlinked on our website is not incorporated by reference into this proxy statement.
Our compensation committee has independent authority to engage outside consultants and obtain input from external advisers as well as our management team or other employees.
The compensation committee may retain any independent counsel, compensation consultant or other experts or advisors that it believes to be desirable and appropriate. The compensation committee may also use the services of the Company’s regular legal counsel or other advisors to the Company. The compensation committee undertakes an independent assessment prior to retaining or otherwise selecting any independent counsel, compensation consultant, search firm, expert or other advisor that will provide advice to it, taking such factors into account and as otherwise may be required by the NYSE from time to time. On at least an annual basis, the compensation committee evaluates whether any work by any compensation consultant it has engaged raised any conflict of interest.
The compensation committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent executive compensation consultant to provide data on market practices and advice on program design in support of our business strategy. When requested, one or more representatives of FW Cook attend meetings of our compensation committee. In connection with the engagement of FW Cook to provide advice on these executive compensation program matters, the compensation committee evaluated the independence of FW Cook in light of the rules regarding compensation committee advisor independence mandated under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”). The compensation committee reviewed factors, facts and circumstances regarding compensation consultant independence, including a letter from FW Cook addressing FW Cook’s and their consulting team’s independent status with respect to the following factors: (1) other services provided to us by FW Cook; (2) fees we pay to FW Cook as a percentage of their total revenues; (3) FW Cook’s policies and procedures that are designed to prevent conflicts of interest; (4) any business or personal relationship between FW Cook or members of their consulting team that serves the compensation committee and a member of the compensation committee; (5) any shares of our stock owned by FW Cook or members of their consulting team that serves the compensation committee; and (6) any business or personal relationships between our executive officers and

FW Cook or members of their consulting team that serves the compensation committee. After discussing these factors, facts and circumstances, the compensation committee affirmed the independent status of FW Cook and concluded that there are no conflicts of interest with respect to FW Cook.
Our executive chairman and chief executive officer typically attend compensation committee meetings, except for executive sessions (unless specifically requested by the compensation committee to be present). Each of our executive chairman and chief executive officer may provide recommendations with respect to compensation for the executive officers. The compensation committee considers these recommendations, but may approve, reject or adjust them as it deems appropriate.
Regulated Cannabis Industry Considerations
The experience and commitment of our named executive officers (three out of the four named executive officers had been with the Company since our first year of operations; Mr. Smith joined the Company in 2023, and brings decades of experience with public and private REITs, including companies focused on real estate for the regulated cannabis industry) provide the Company with unique skillsets in the business of acquiring, owning, leasing and managing highly specialized, mission-critical real estate for regulated cannabis operations. This team combines decades of proven institutional REIT management with an in depth understanding of the regulatory and operational nuances of the regulated cannabis industry, which we believe have been critical to our past achievements and remain critical to the continued execution on our Company’s long-term strategy.
The regulated cannabis industry is subject to risks and uncertainties that are highly unique in comparison to traditional industries, which also impact our Company and our management team. In particular, notwithstanding the proliferation of state-level medical-use and adult-use cannabis programs across the United States, cannabis remains a Schedule I controlled substance under the Controlled Substances Act of 1970, meaning that the manufacture, distribution and dispensing of cannabis remains illegal under U.S. federal law. This regulatory uncertainty at the federal level has represented and continues to represent a significant risk to the Company and each member of the management team individually, which are generally not risks faced by management teams at other publicly-traded REITs. These risks include, but are not limited to, the potential for strict enforcement of existing federal law (which could encompass actions including, without limitation, asset forfeitures and criminal prosecution), onerous federal taxation on cannabis-related operations, very limited access to federal courts generally and for bankruptcy situations specifically, and the significant uncertainty regarding how the future federal regulatory landscape will evolve. In addition, this regulatory uncertainty has created operational challenges from time to time, many of which continue to exist, including limited access to banking services and financing options for us and our tenants, and limited access to service providers across a number of disciplines that are important for our Company’s and our tenants’ businesses.
Furthermore, the development of the regulated cannabis industry has not been at all uniform on a state- by-state basis, as programs vary significantly in their rules and licensing structures, in addition to the overlay of local jurisdictions’ own rules and requirements. This has resulted in a myriad of different programs with different results across states, requiring in-depth analysis of the development of these markets and new programs as they come online. We rely significantly on the regulatory and operational experience and long-term commitment of our executive team to continue to evaluate these markets and make well-informed investment decisions, in a highly fragmented, high growth and rapidly evolving industry.
For a more detailed discussion of these risks and other unique risks and considerations faced by our Company and management team with our focus on the regulated cannabis industry, see Item 1, Business, and Item 1A., Risk Factors, in our annual report on Form 10-K for year ended December 31, 2024, which was filed with the SEC on February 21, 2025.
For these reasons, among others, the compensation committee determined that formal benchmarking to a comparative “peer group” provides limited value. Although publicly-traded REITs of similar size to our Company exist, their businesses are fundamentally different, such that they are not direct competitors for executive talent. Our Company is the only publicly-traded equity REIT focused on the regulated cannabis industry and traded on a primary exchange in the United States, serving a highly unique industry subject to ongoing federal regulatory uncertainties and a rapidly evolving business environment. Notwithstanding the foregoing, our compensation committee intends to continue to evaluate the usefulness and potential adoption of a peer group in the future, as a part of its periodic evaluation of our executive compensation program overall.
Compensation Components in Detail
Our compensation program consists of three elements:
Base Salary
Adjustments to base salary for our named executive officers are determined by the compensation committee in its discretion and are based upon a review of a variety of factors, including the following:
•
individual and Company performance, measured against quantitative and qualitative goals, such as growth, financial performance and other matters;

•
duties and responsibilities as well as the named executive officer’s experience, including with respect to specific experience and skills applicable to the regulated cannabis industry operations and regulations; and

•
the types and amount of each element of compensation to be paid to the named executive officer.

In 2024, the compensation committee approved the changes to our named executive officers’ base salaries indicated below, effective as of January 1, 2024, based on the compensation committee’s assessment of the Company’s financial and operational performance and its evaluation of each named executive officer’s individual performance:
Executive	2024 Annual Base Salary	2023 Annual Base Salary	Percentage Change from 2023 to 2024
Alan Gold	$1,300,000	$1,238,600	5.0%
Paul Smithers	1,067,000	1,016,400	5.0%
David Smith(1)	420,000	400,000	5.0%
Brian Wolfe(2)	405,000	385,000	5.2%

(1)
Effective March 29, 2023, Mr. Smith was appointed as the Chief Financial Officer and Treasurer. Mr. Smith’s annual base salary for 2023 was $400,000; his base salary actually earned for 2023 due to mid-year appointment was $304,615.

(2)
Mr. Wolfe resigned as an employee and officer of the Company effective as of January 9, 2025.

The increases in annual base salaries from 2023 and 2024 for all executive officers related in part to adjustments for higher experienced inflation in the U.S. economy during this time period. In addition, the increases in annual base salaries for Messrs. Gold and Smithers from 2023 to 2024 related to individual performance in leading the Company to strong performance and providing key strategic guidance in the context of a continued challenging macroeconomic environment for the cannabis industry. The increase in annual base salary for Mr. Smith from 2023 to 2024 related to his individual performance in guiding the Company’s finance and accounting functions in executing on the business, including establishing a new credit facility for the Company. The increase in the annual base salary for Mr. Wolfe from 2023 to 2024 related to his individual performance in overseeing the Company’s legal function, including managing legal execution of capital raising, investment and disposition efforts and litigation matters.
Annual Cash Incentive Awards
Our executive annual incentive program is intended to reward our executive officers for individual achievement in supporting the fulfillment of corporate objectives. Our goal is to have a significant portion of the executive officers’ compensation consist of annual cash incentives awarded based on the financial and operational performance of the Company.
As previously disclosed, commencing in 2024, the compensation committee, with advice from FW Cook, established a new annual cash incentive plan that more formulaically focuses opportunities and payouts on the achievement of specific, pre-established financial and strategic performance objectives.

The compensation committee approved the following target annual incentives as percentages of base salary for our named executive officers for 2024.
Executive	2024 Target Annual Incentive (As a Percentage of Base Salary)
Alan Gold	175%
Paul Smithers	140%
David Smith	140%
Brian Wolfe	140%
As previously discussed, the compensation committee does not benchmark executive compensation opportunities to a “peer group,” because there are no other publicly-traded equity REITs in our unique industry. Therefore, the compensation committee determined these target opportunities by considering the significant risks that the regulatory uncertainty of the regulated cannabis industry at the federal level brings, which are generally not risks faced by management teams at other publicly-traded REITs.
Actual earned annual incentive amounts could be zero if performance is below threshold on all measures, or could range from 50% to 150% of each executive’s target amount. To determine earned amounts, the compensation committee evaluated the Company’s overall performance in 2024 based on the following metrics, which were established by the compensation committee at the beginning of 2024:
1)
Achieve AFFO per Diluted Share (Weighted 12.5%)

The committee established the following AFFO per diluted share goals for 2024:
Threshold Achievement	$8.35
Target Achievement	$8.79
Maximum Achievement	$9.23
We believe that AFFO per diluted share, a non-GAAP financial measure, provides useful information to investors because it is a widely accepted industry measure of the operating performance of REITs that is used by industry analysts and investors who evaluate and compare those companies. In particular, AFFO per share is included in the compensation program because it provides an additional measure to compare the operating performance of REITs without having to account for differing depreciation assumptions and other unique revenue and expense items, which we believe are not pertinent to measuring a particular company’s on-going operating performance. Therefore, we determined that AFFO per share is an appropriate performance metric, and that the most appropriate GAAP performance metric to which AFFO per share should be reconciled is net income available to common stockholders per share. Our AFFO per share target was set at 3% below our 2023 AFFO per share in light of the continued challenges facing the cannabis industry, including continued wholesale pricing pressures, lack of enforcement of the illicit market and a challenging tax structure for our tenants due to Internal Revenue Code Section 280E. In addition, we took possession of multiple properties from defaulted tenants in 2023, which was expected to reduce our rental revenues and increase our operating expenses for 2024 until the properties could be leased to new tenants. We made assumptions about the amount of time each of these properties would be vacant, while factoring in the possibility that unexpected events could impact AFFO per share, resulting in the committee setting the AFFO per diluted share target at $8.79. Our actual AFFO per diluted share for 2024 was $8.98, which resulted in a payout of 122% of target for this component of the annual cash incentive plan, or approximately 15% of the total target cash incentive after application of the 12.5% weighting, driven by faster than expected releasing of several of our vacant properties. A complete reconciliation containing adjustments from GAAP net income attributable to common stockholders to AFFO is included in Appendix A of the proxy statement.
2)
New Investments (Weighted 12.5%)

The committee established the following new investment goals for 2024:
Threshold Achievement	$50 million
Target Achievement	$75 million
Maximum Achievement	$100 million

For purposes of these guidelines, “investments” includes (a) acquisitions (purchase prices, excluding transaction costs) with the dollar amounts determined at the time of closings; (b) lease amendments or other commitments to provide additional funding for construction at projects that results in an increase in contractual rent due; and (c) loan investments, with the dollar amount for those transactions in sections (b) and (c) determined at the time of commitment.
We believe that expending capital for new investments is important to our business strategy because it typically increases our overall earnings per share and assists in growing and diversifying our portfolio of investments. Our new investments for 2024 were $73.2 million, which resulted in a payout of 96% of target for this component of the annual cash incentive plan, or approximately 12% of the total target cash incentive after application of the 12.5% weighting.
3)
Line of Credit Capacity (Weighted 12.5%)

The committee established the following line of credit capacity goal for December 31, 2024:
Threshold Achievement	$30 million
Target Achievement	$45 million
Maximum Achievement	$60 million
For purposes of these guidelines, “line of credit capacity” consists of total capacity (whether drawn or not) under any revolving line of credit or similar instrument, measured as of December 31, 2024.
We believe increasing our line of credit capacity is important to our business as it provides additional liquidity to improve our strong balance sheet and provides additional capital to grow our business. Our line of credit capacity as of December 31, 2024 was $87.5 million, which resulted in a payout of 150% of target for this component of the annual cash incentive plan, or approximately 19% of the total target cash incentive after application of the 12.5% weighting.
4)
Occupancy Percentage (Weighted 12.5%)

The committee established the following occupancy percentage goal for December 31, 2024:
Threshold Achievement	90%
Target Achievement	92%
Maximum Achievement	94%
For purposes of these guidelines, “occupancy percentage” includes pre-leased properties, and is calculated by dividing (a) the total invested / committed capital of the leased and pre-leased properties by (b) the total invested / committed capital of the total portfolio.
The stability of operating revenue is fundamental to the business model of any dividend-paying entity. Within the REIT industry, this takes the form of stability of rental revenue secured by tenants occupying the portfolio’s real estate assets. As a result, maintaining a sufficiently high occupancy rate is of vital importance to the health of our business model and, as such, it is essential that we orient our operating strategy towards maximizing asset utilization as measured by the portfolio occupancy metric. We set our target occupancy rate at just under 1% below our year-end 2023 level, taking into account the ongoing challenges in the cannabis industry and revised leasing assumptions for several properties we regained from defaulted tenants during 2023. In setting the occupancy percentage target of 92%, the committee considered many variables such as the lease expiration schedule, past vacant resolution activity, and expected market conditions. Our occupancy percentage as of December 31, 2024 was 96.6%, which resulted in a payout of 150% of target for this component of the annual cash incentive plan, or approximately 19% of the total target cash incentive after application of the 12.5% weighting.
5)
Individual/Strategic Goals (Weighted 50%)

While 50% of the annual incentive opportunity was tied to the formulaic financial and operational objectives outlined above, the remainder was tied to the committee’s more subjective assessment of each executive’s individual performance. The compensation committee used the following process to assess individual performance, and applied judgment in assessing individual performance at the end of the performance year:
•
At the beginning of 2024, our compensation committee worked with our Chief Executive Officer (“CEO”) to identify general categories that would be used to guide a subjective assessment of individual performance.

•
After the end of the year, the CEO evaluated each named executive officer’s performance, other than his own, and recommended to the compensation committee the percentages that should be earned under the individual performance component.

•
The compensation committee engaged in a discussion with the CEO regarding his recommendations and his assessments and made the final determination regarding this metric.

•
The compensation committee engaged in a review of the CEO’s performance as it relates to our performance, as well as the state of our industry and market competitive practices, in determining the percentage that the CEO earned under his individual performance component.

The compensation committee assessed the qualitative performance for each of Mr. Gold, Mr. Smithers, and Mr. Smith, which accounted for 50% of their overall target cash incentive opportunity. While each executive’s individual performance was strong, the compensation committee ultimately determined that the qualitative portion of the annual cash incentive was achieved below the target level. The compensation committee assessed the qualitative component based on each executive’s ability to appropriately manage, among other things, 1) tenant defaults and the releasing of properties by attracting new tenants and controlling operating costs at the properties we took possession of and 2) further strengthening our liquidity position and strong balance sheet by establishing new relationships with four banks expanding participation in our credit facilities. The compensation committee subjectively assessed their qualitative performance below target, at approximately 30% to reflect the impact of reduced shareholder returns caused by a significant tenant default in December 2024. Based on the performance levels achieved as described above and the respective weightings of each component, the aggregate payout under our annual cash incentive plan was 95% of target. The amounts of the annual cash incentives earned by our named executive officers for the 2024 fiscal year on this basis are reflected in the Summary Compensation Table. Annual cash incentives were approved by the compensation committee and paid in February 2025.
Equity Awards
Overview
We have adopted the Incentive Plan, under which awards may be made in the form of RSUs, restricted stock, PSUs or cash. The purposes of the Incentive Plan are to attract and retain qualified persons upon whom, in large measure, our sustained progress, growth and profitability depend, to motivate the participants to achieve long-term Company goals and to more closely align the participants’ interests with those of our other stockholders by providing them with a proprietary interest in our growth and performance. Our executive officers, officers, employees, consultants and non-employee directors are eligible to participate in the Incentive Plan.
The Incentive Plan is administered by our compensation committee, which interprets the Incentive Plan and has broad discretion to select the eligible persons to whom awards will be granted, as well as the type, size and terms and conditions of each award, including the amount of cash or number of shares subject to awards and the expiration date of, and the vesting schedule or other restrictions (including, without limitation, restrictive covenants) applicable to, awards.
Unless the Incentive Plan is earlier terminated by our Board, the Incentive Plan will automatically terminate on the date which is ten years following the effective date of the Incentive Plan. Awards granted before the termination of the Incentive Plan may extend beyond that date in accordance with their terms.
We generally grant annual equity-based awards during the first half of our fiscal year, although such timing may change from year to year. The compensation committee also may consider and approve interim or mid-year grants, or grants made on another basis, from time to time based on business needs, changing compensation practices or other factors, in the discretion of the compensation committee. The compensation committee does not take into account material nonpublic information in determining the timing and terms of equity-based awards, and we have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
Restricted Stock and RSUs
In 2024, we used restricted stock and RSU grants as the primary means of delivering long-term compensation to our executive officers. Shares of restricted stock and RSUs are forfeitable until the lapse of the applicable restrictions. We believe that restricted stock and RSU grants with multi-year vesting periods align the interests of executive officers and stockholders and provide strong incentives to our executive officers to achieve long-term growth in our business, grow the value of our common stock and maintain or increase our dividends. The executive officers personally benefit from these efforts through their restricted stock awards and RSUs, which receive dividends (or dividend equivalents with respect to RSUs) at the same rate as common stock and increase in value as the value of our common stock increases.
Our compensation committee determines the restrictions for each award granted pursuant to the Incentive Plan. Vesting of restricted stock or RSUs will generally be subject to annual vesting periods of three years and will be conditioned upon the participant’s continued employment, among other restrictions that may apply.
In January 2024, Messrs. Gold, Smithers, Wolfe and Smith were granted the following shares of restricted stock or RSUs:
Executive	2024 Restricted Stock(1)	2024 RSUs(1)
Alan Gold	—	38,124
Paul Smithers	27,231	—
David Smith	—	10,893
Brian Wolfe(2)	—	9,804

(1)
These shares and RSUs are released from forfeiture restrictions ratably on January 1, 2025, January 1, 2026 and January 1, 2027 for each of named executive officers, provided that he continues to be an employee of the Company or a non-employee member of the Board on each such date. Mr. Gold, Mr. Smith and Mr. Wolfe elected to defer settlement of the RSUs pursuant to the Company’s NQDC Plan.

(2)
Mr. Wolfe resigned as an employee and officer of the Company effective as of January 9, 2025. 9,242 unvested RSUs were forfeited as a result of his resignation.

The committee determined the number of shares of restricted stock and/or RSUs to grant to each of our named executive officers in 2024 based on each named executive officer’s contributions to date and expected role in executing on the Company’s strategy over the next three years.
Performance Shares Units Granted in 2022
In January 2022, our compensation committee granted PSUs (the “2022 PSUs”) to our named executive officers, pursuant to which each PSU represented the right to receive one share of our common stock if the applicable performance goals were achieved. The number of 2022 PSUs earned was based on the Company’s TSR over a period commencing January 11, 2022 and ending on December 31, 2024. At the end of this performance period, any earned 2022 PSUs would vest and be settled in shares of common stock at a rate depending on the Company’s TSR over this performance period as compared to two different comparator groups: (1) 26 real estate companies; and (2) the companies in the FTSE NAREIT All Equity REIT Index. The grant date fair values of the 2022 PSUs granted to Messrs. Gold, Smithers and Wolfe were $9,000,194, $6,000,129, and $2,000,043, respectively. At December 31, 2024, the performance thresholds for the vesting of the 2022 PSUs were not met for any of the applicable awards, and the 2022 PSUs were forfeited in their entirety pursuant to the terms of the agreements.
Overview of Executive Compensation Program Changes for 2025 and Future Considerations
The compensation committee continues to evaluate the long-term incentive program, and is still considering re-introducing a program under which a substantial portion of the long-term incentive awards granted are in the form of performance share units, the number of which, if any, will be earned based on pre-established performance objectives measured over a multi-year, specified performance period. The Company believes that the foregoing changes to its executive compensation program will further enhance the nexus between corporate and individual performance and executive compensation levels by providing a stronger formulaic link between executive compensation and the achievement of specific, objectively measurable goals.
Other Compensation Policies
Other Benefits
We provide benefits such as a 401(k) plan, medical, dental and life insurance and disability coverage for all of our employees, including our executive officers. We also provide personal paid time off and other paid holidays to all employees, including the executive officers, which are similar to those provided at comparable companies. We believe that our employee benefit plans are an appropriate element of compensation and are necessary to attract and retain employees.
In 2020, we adopted the NQDC Plan, which permits our key employees, including our named executive officers, to choose to defer up to specified maximum amounts of compensation by contributing those amounts to the NQDC Plan. The NQDC Plan is described below under the heading “Nonqualified Deferred Compensation for 2024.”
Clawback Policy
Our Board has adopted a formal clawback policy in compliance with the amended clawback listing standards of the New York Stock Exchange to implement the U.S. Securities and Exchange Commission’s previously adopted recoupment rules in accordance with Section 954 of the Dodd-Frank Act. Pursuant to the clawback policy, certain incentive-based compensation received by our executive officers on the basis of financial results that are later restated may be subject to recovery. Our clawback policy is filed as an exhibit to our annual report on Form 10-K.
Anti-Hedging and Anti-Pledging Policies
To ensure proper alignment with our stockholders, we have established policies that prohibit our directors, officers, other employees, and their family members from engaging in any transaction that might allow them to realize gains from declines in our securities. Specifically, we prohibit our directors, officers, employees, and their family members from engaging in transactions using derivative securities, short selling our securities, trading in any puts, calls or covered calls, writing purchase or call options and short sales, or otherwise participating in hedging, “stop loss,” or other speculative transactions involving our securities. In addition, margin purchases of our securities and pledging any of our securities as collateral to secure loans is prohibited. This prohibition means that our directors, officers, employees, and their family members are not permitted to hold our securities in a “margin account” nor are they permitted to pledge any of our securities for any loans.
Agreements with Our Named Executive Officers
As described in greater detail below under “Severance and Change of Control Agreements,” each of our named executive officers has a severance and change of control agreement. These agreements provide for certain benefits if the named executive officer’s employment is terminated by the Company without “cause” or by the named executive officer for “good reason” (each as defined in the applicable severance and change of control agreement) (a “Qualifying Termination”), and the benefits vary depending on whether the Qualifying Termination occurs within two years after a change of control of the Company. In addition, executives may receive certain benefits on a qualifying termination (a “Qualifying Termination”).
“Cause” is defined in these agreements generally to include a termination of employment due to (1) willful and continued failure substantially to perform the executive’s duties after a written demand, (2) willful commission of an act of fraud or dishonesty resulting in economic or financial damage, (3) conviction of, or entry of a guilty or no contest plea to, the commission of a felony or a crime involving moral turpitude, (4) willful breach of fiduciary duty that results in economic or other damage, or (5) a willful and material breach of the executive’s covenants in the agreement.
“Good reason” is defined in the agreements generally to include certain resignations of employment following (1) a material diminution of authority, duties or responsibilities, (2) a material diminution of annual base salary, (3) a material change in geographic location or (4) a material breach of any agreement pursuant to which the executive provides services.
The agreements define a “change of control” generally to include (1) certain changes in the ownership of the Company resulting from a person or group acquiring ownership of more than 50% of the total fair market value of the stock of the Company, (2) certain changes in the effective control of the Company resulting from the acquisition of stock possessing more than 30% of the total power of the stock of the Company, or a change in the majority of our Board in a 12-month period that is not approved by a majority of the incumbent directors, or (3) certain changes in the ownership of the Company’s assets representing more than 50% of the gross fair market value of the assets of the Company.
The agreements define a Qualifying Termination generally to include a voluntary termination of employment after the executive has (1) reached age 65 or (2) reached age 55 with ten years of service or (3) reached an age that, when added to years of service, equals at least 75 and, in each case, has complied with specified notice requirements.
We believe these triggering events are customary and appropriate to enhance our named executive officers’ ability to continue to focus on the performance of the Company and the best interests of our stockholders in the event of a potential strategic transaction without undue concern for the impact of the transaction on their continued employment.
Compensation Committee Report
The compensation committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for the 2025 Annual Meeting of stockholders and in the Company’s 2024 annual report on Form 10-K.
Submitted on April 22, 2025 by the members of the compensation committee of the Company’s Board of Directors.
Gary Kreitzer, Chair
Scott Shoemaker
David Stecher
The above report of the compensation committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the same by reference.

COMPENSATION TABLES
Summary Compensation Table for 2024
The table below sets forth the compensation paid to or earned by, for the fiscal years indicated, our executive chairman, our principal executive officer, our principal financial officer and our other executive officer who served in that role during fiscal year 2024. The four executive officers included in the table are referred to in this proxy statement as our named executive officers. We had no other executive officers during 2024.
Name and Principal Position	Year	Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation(5)	All Other Compensation(1)	Total
Alan Gold Executive Chairman	2024	$1,300,000	$—	$3,500,164(2)	$2,165,416	$10,350	$6,975,930
	2023	1,238,600	2,346,851	3,500,038	—	9,900	7,095,389
	2022	1,126,000	2,133,501	12,500,687	—	9,150	15,769,338
Paul Smithers President and Chief Executive Officer	2024	1,067,000	—	2,500,078(2)	1,421,845	10,350	4,999,273
	2023	1,016,400	1,524,600	2,500,122	—	9,900	5,051,022
	2022	924,000	1,386,000	8,500,204	—	9,150	10,819,354
David Smith Chief Financial Officer and Treasurer(3)	2024	420,000	—	1,000,086(2)	559,677	10,350	1,990,113
	2023	304,615	600,000	1,000,228	—	140,580(4)	2,045,423
	2022	—	—	—	—	—	—
Brian Wolfe(6) Vice President, General Counsel and Secretary	2024	405,000	—	900,105(2)	—	10,350	1,315,455
	2023	385,000	577,500	900,124	—	9,900	1,872,524
	2022	350,000	525,000	2,900,096	—	9,150	3,784,246

(1)
Represents matching contributions made by us to each of our executive officers pursuant to a retirement savings plan that we maintain under Section 401(k) of the Internal Revenue Code of 1986, as amended, to cover our eligible employees, including our executive officers. The plan allows eligible employees to defer, within prescribed limits, up to 100% of their compensation through contributions to the plan. We currently match each eligible participant’s contributions, within prescribed limits, with an amount equal to 50% of such participant’s initial contributions up to 6% of such participant’s compensation. In addition, we reserve the right to make additional discretionary contributions on behalf of eligible participants. Dividends on unvested restricted stock are excluded from all other compensation for all periods presented, as they are factored into the determinations of the grant date fair values of the corresponding stock awards as described in the footnotes below.

(2)
Represents the grant date fair value of restricted stock and RSUs awarded in 2024, as determined in accordance with ASC Topic 718. Mr. Gold, Mr. Smith and Mr. Wolfe were awarded 38,124, 10,893 and 9,804 RSUs, respectively, and Mr. Smithers was awarded 27,231 shares of restricted stock. The forfeiture restrictions on the RSUs and restricted stock lapse ratably on each of January 1, 2025, January 1, 2026 and January 1, 2027. Dividends or dividend equivalents (as applicable) are paid on the entirety of the grant from the date of the grant. Each of Mr. Gold, Mr. Smith and Mr. Wolfe elected to defer settlement of the RSUs pursuant to the NQDC Plan.

(3)
Effective March 29, 2023, Mr. Smith was appointed as chief financial officer and treasurer. Mr. Smith’s annual base salary for 2023 was $400,000, and Mr. Smith’s 2023 bonus was calculated on the basis of his annual base salary.

(4)
Includes $134,580 in relocation benefits paid for or reimbursed by the Company for Mr. Smith’s and his immediate family’s relocation to the Company’s San Diego, California corporate offices.

(5)
This column represents the cash incentive award earned in the year indicated pursuant to our annual cash incentive plan, which are paid the following year. The amounts earned under the 2024 annual cash incentive awards were paid entirely in the form of cash. See “Compensation Discussion and Analysis — Compensation Components in Detail — Annual Cash Incentive Awards” for more information.

(6)
Mr. Wolfe resigned as an employee and officer of the Company effective as of January 9, 2025 and as such was ineligible for the 2024 annual cash incentive.

Grants of Plan-Based Awards for 2024
The table below provides information about plan-based awards granted to our named executive officers during the fiscal year ended December 31, 2024. These awards consist of cash incentive amounts pursuant to the 2024 annual cash incentive awards and time-based restricted stock and RSU awards.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Alan Gold	1/17/24	—	—	—	38,124	3,500,164
	N/A	1,137,500	2,275,000	3,412,500	—	—
Paul Smithers	1/17/24	—	—	—	27,231	2,500,078
	N/A	746,900	1,493,800	2,240,700	—	—
David Smith	1/17/24	—	—	—	10,893	1,000,086
	N/A	294,000	588,000	882,000	—	—
Brian Wolfe(4)	1/17/24	—	—	—	9,804	900,105
	N/A	283,500	567,000	850,500	—	—

(1)
Reflects the threshold, target and maximum potential awards under our annual cash incentive plan. The amounts earned are shown in the Summary Compensation Table for 2024.

(2)
The forfeiture restrictions on the restricted stock and RSUs lapse ratably on each of January 1, 2025, January 1, 2026 and January 1, 2027. Dividends and dividend equivalents (as applicable) are paid on the entirety of the grant from the date of the grant. Gold, Smith and Wolfe elected to defer settlement of the RSUs pursuant to the NQDC Plan.

(3)
The grant date fair value of the RSUs and restricted stock awards was calculated by multiplying the closing market price of our common stock on the grant date by the number of shares or RSUs awarded, in accordance with ASC Topic 718. The closing market price on January 17, 2024 was $91.81.

(4)
Mr. Wolfe resigned as an employee and officer of the Company effective as of January 9, 2025.

Outstanding Equity Awards at December 31, 2024
The table below provides information about outstanding equity awards for each of our named executive officers as of December 31, 2024.
	Stock Awards
Name	Number of Shares or Units of Stocks That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(1)
Alan Gold	64,574(2)	$4,303,211
Paul Smithers	46,124(3)	3,073,703
David Smith	19,613(4)	1,307,010
Brian Wolfe	16,606(5)	1,106,624

(1)
The market value of unvested restricted common stock and RSUs is calculated by multiplying the number of unvested shares of restricted common stock and RSUs held by the applicable named executive officer by the closing price of our common stock on December 31, 2024, which was $66.64.

(2)
28,636, 23,230 and 12,708 RSUs are released from forfeiture restrictions on January 1, 2025, January 1, 2026 and January 1, 2027, respectively, provided that Mr. Gold continues to be an employee of the Company or a non-employee member of the Board on each such date.

(3)
20,454, 16,593 and 9,077 shares of restricted common stock, are released from forfeiture restrictions on January 1, 2025, January 1, 2026 and January 1, 2027, respectively, provided that Mr. Smithers continues to be an employee of the Company or a non-employee member of the Board on each such date.

(4)
7,991, 7,991 and 3,631 RSUs are released from forfeiture restrictions on each of January 1, 2025, January 1, 2026 and January 1, 2027, respectively, provided that Mr. Smith continues to be an employee of the Company or a non-employee member of the Board on each such date.

(5)
7,364, 5,974 and 3,268 shares of restricted common stock and RSUs are released from forfeiture restrictions on January 1, 2025, January 1, 2026 and January 1, 2027, respectively, provided that Mr. Wolfe continues to be an employee of the Company or a non- employee member of the Board on each such date. Mr. Wolfe resigned as an employee and officer of the Company effective January 9, 2025 and 9,242 unvested RSUs were forfeited as a result.

Stock Vested During 2024
The table below provides information about restricted stock vesting for each of our named executive officers during the fiscal year ended December 31, 2024. No stock options were outstanding or exercised during the fiscal year ended December 31, 2024.
	Stock Awards
Name	Number of Shares or Units Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Alan Gold	20,132	$2,029,708
Paul Smithers	13,595	1,370,648
David Smith	4,360	439,575
Brian Wolfe	4,947	498,757

(1)
Represents the aggregate of equity grants that vested on January 1, 2024.

(2)
This column represents the number of shares of stock and/or RSUs that vested multiplied by the market price of the common stock on the vesting date.

We did not provide any defined benefit pension plans in which our named executive officers participated during 2024. Accordingly, we have not included a Pension Benefits table in this proxy statement. At December 31, 2024, the performance thresholds for the vesting of the 2022 PSUs were not met for any of the applicable awards, and the 2022 PSUs were forfeited in their entirety pursuant to the terms of the agreements.
Nonqualified Deferred Compensation for 2024
Executive officers, directors and other key employees may choose to defer up to specified maximum amounts of compensation by contributing those amounts to our NQDC Plan, which was established effective as of January 1, 2020. For 2024, the NQDC Plan allowed for deferrals of up to 80% of an employee’s base salary, 100% of an employee’s bonus and 100% of director fees, as well as 100% deferral of settlement of vested RSUs for both employees and directors. No director or employee received matching or other contributions from the Company in 2024 in connection with these deferrals.
Deferred amounts are credited to each participant’s account, which is deemed invested in one or more investment alternatives chosen by each participant from a range of mutual fund offerings and other investments available under the NQDC Plan. Each participant’s account is adjusted to reflect the investment performance of the selected investments. Benefits under the plan are payable in cash and generally will be paid in either a lump sum or in annual installments over a certain term upon retirement, death or other termination of employment, or upon a change in control of the Company, as elected in advance by the participant. A participant also may elect to receive some or all of the deferred amounts and related earnings pursuant to an in-service distribution, subject to a minimum three-year deferral.
The following table sets forth summary information regarding the contributions to and earnings on the Company’s executive officers’ deferred compensation balances during 2024, and the total deferred amounts for the Company’s executive officers as of December 31, 2024.
Name	Executive Contributions in Last Fiscal Year($)(1)	Registrant Contributions in Last Fiscal Year($)	Aggregate Earnings (Losses) in Last Fiscal Year($)(2)	Aggregate Withdrawals / Distributions($)(3)	Aggregate Balance at Last Fiscal Year End($)(4)
Alan Gold	2,029,708	—	(923,923)	(782,479)	3,326,935
Paul Smithers	223,619	—	(462,789)	(128,764)	1,153,338
David Smith	439,575	—	9,509	(158,534)	290,550
Brian Wolfe(5)	272,819	—	23,005	(115,496)	180,328

(1)
The amount reported as executive contributions in 2024 includes each executive officer’s RSUs that vested in 2024 but were deferred under the NQDC Plan. These RSUs are payable in shares of the Company’s common stock but, pursuant to the terms of each executive officer’s deferral of the RSUs, payment does not occur until the applicable date as determined under the NQDC Plan. In accordance with applicable rules of the SEC, these RSUs are reflected in this table because, while the RSUs are considered to have been vested at the end of 2024, they had not yet become payable. None of the named executive officers deferred cash payments under the NQDC Plan for 2024. The grant-date fair values of these RSUs were reported as compensation to each executive in the Summary Compensation Table in 2023.
(2)
The amount reported as aggregate earnings (losses) in 2024 represents the change in value of each executive’s vested and deferred RSUs from January 1, 2024 through December 31, 2024 and the value of dividend equivalents that were paid during 2024. The right to receive dividend equivalents was factored into the determination of the grant date fair value, which means that the value of the dividend equivalents included in “Aggregate Earnings in Last Fiscal Year” was effectively already included in the Summary Compensation Table.

(3)
Represents the aggregate value of dividend equivalent rights paid with respect to all vested and unvested RSUs held by each executive during 2024.

(4)
Based on a per share price of $66.64, which was the closing stock price on the NYSE of one share of the Company’s common stock on December 31, 2024. The grant-date fair values of these RSUs were reported as compensation to each executive in the Summary Compensation Table in 2020, 2021, 2022, and 2023.

(5)
Mr. Wolfe resigned as an employee and officer of the Company effective as of January 9, 2025.

Severance and Change of Control Agreements
We entered into severance and change of control agreements with Mr. Gold, Mr. Smithers and Mr. Wolfe that became effective on January 18, 2017. We also entered into a change of control agreement with Mr. Smith that became effective on March 29, 2023. Except as provided below, each of the severance and change of control agreements with the named executive officers contains substantially similar terms.
The severance and change of control agreements each expire on December 31, 2025, but they include automatic renewal provisions under which they automatically renew for successive three-year terms unless either party gives written notice of non-renewal within 90 days before the end of the then-current term.
The severance and change of control agreements provide that, if a named executive officer’s employment is terminated by the Company in a Qualifying Termination, the executive will be entitled to severance payments and certain benefits, subject to certain conditions specified below.
If the named executive officer experiences a Qualifying Termination, other than within two years of a “change of control” (as defined in the applicable severance and change of control agreement), (a) the executive will receive (i) a cash payment equal to the sum of his annual base salary and his average annual cash bonus during the past three years, multiplied by three, with respect to Gold and Smithers, and two, with respect to Smith and Wolfe, and (ii) 18 months of premiums the executive would be required to pay to continue health plan coverage under the Company’s health plans; and (b) the executive’s unvested equity awards subject to time-based vesting will vest on a pro-rated basis and the executive’s performance-based equity awards will be earned on a pro-rated basis based on the level of achievement as of such date of termination.
In the event of a Qualifying Termination of the executive within two years after a change of control of the Company, in addition to the compensation set forth above, all unvested equity awards subject to time-based vesting will vest immediately, and all unearned performance-based equity awards will vest at the greater of actual performance or target. In addition, if an executive has a Qualifying Retirement, then the executive’s unvested restricted stock or RSUs will vest on the date of retirement.
The severance and change of control agreements require each executive to sign a general release of claims against the Company as a condition of receiving the severance payment. In addition, for one year after termination of employment for any reason, the executive is prohibited from directly or indirectly soliciting (a) any of the Company’s employees to leave the Company or (b) any prospective employees negotiating with the Company on the date of termination to cease negotiations. The executive is also required to provide consulting services to the Company for up to 20 hours per month during the six months after any termination of employment and requires the executive to maintain the confidentiality of the Company’s confidential information.
If the executive retires for other than good reason and gives the Company a specified advance notice before retiring, or if the executive dies or terminates employment because of disability, all unvested stock rights awards that vest based on continued employment will vest immediately on the date of such retirement or termination. The executive will remain eligible to receive performance shares awarded under the Company’s equity incentive plans before his termination if the Company achieves the stated performance goals during the remainder of the performance period, as if the executive’s employment had not terminated. To qualify for these benefits on retirement, the executive must retire after a specified age or with a combination of age plus years of service, depending on the benefit in question, as well as give the Company the required number of years of advance notice of retirement.
The severance and change of control agreements also provide that severance payments are subject to recoupment as required by any recoupment policy approved by the Board.
If an executive’s employment is terminated by the Company for cause or by the executive without good reason (and other than for death, disability or a qualifying retirement), the executive will not be entitled to any severance payment or benefits under the severance and change of control agreement.
None of the severance and change of control agreements provide for tax gross-up payments to the executive if any amounts paid or payable to the executive would be subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Internal Revenue Code of 1986, as amended.
Termination and Change of Control Scenario Table
The table below reflects the amount of compensation that each of our named executive officers would be entitled to receive under his or her existing severance and change of control agreement with the Company upon termination of such executive’s employment in certain circumstances. The amounts shown assume that such termination was effective as of December 31, 2024, and are only estimates of the amounts that would be paid out to such executives upon termination of their employment. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company. In the event of a termination by the Company for cause or by the executive without good reason, including in connection with a change of control, such executive would not be entitled to any of the amounts reflected in the table. We have not included Mr. Wolfe in the table below because he resigned effective January 9, 2025 and did not receive any enhanced benefits or payments in connection with this resignation.

Named Executive Officer and Trigger	Severance Payments(1)	Medical Benefits(2)	Value of Accelerated or Continued Vesting of Restricted Stock or RSUs(3)	Value of Accelerated or Continued Vesting of PSUs(4)	Total
Alan Gold
Qualifying Termination (other than within two years of a “change of control”)	$10,545,768	$22,998	$3,054,936	$—	$13,623,702
Qualifying Termination (within two years of a “change of control”)	10,545,768	22,998	4,303,211	—	14,871,977
Qualifying Retirement	—	—	4,303,211	—	4,303,211
Death	—	—	4,303,211	—	4,303,211
Disability	—	—	4,303,211	—	4,303,211
Paul Smithers
Qualifying Termination (other than within two years of a “change of control”)	$7,533,445	$39,035	$2,182,083	$—	$9,754,563
Qualifying Termination (within two years of a “change of control”)	7,533,445	39,035	3,073,703	—	10,646,183
Qualifying Retirement	—	—	3,073,703	—	3,073,703
Death	—	—	3,073,703	—	3,073,703
Disability	—	—	3,073,703	—	3,073,703
David Smith
Qualifying Termination (other than within two years of a “change of control”)	$1,999,677	$57,005	$912,836	$—	$2,969,518
Qualifying Termination (within two years of a “change of control”)	1,999,677	57,005	1,307,010	—	3,363,692
Qualifying Retirement	—	—	1,307,010	—	1,307,010
Death	—	—	1,307,010	—	1,307,010
Disability	—	—	1,307,010	—	1,307,010

(1)
Amount represents the sum of the executive’s annual base salary and his average annual cash incentive during the past three years, multiplied by three, with respect to Mr. Gold and Mr. Smithers, and two, with respect to Mr. Smith.

(2)
Amount represents the amount needed to pay for health benefits for the executive and his or her eligible family members for 18 months following the executive’s termination of employment at the same level as in effect immediately preceding such termination.

(3)
For a Qualifying Termination within two years of a “change of control,” Qualifying Retirement, death or disability, amount is equal to each named executive officer’s total unvested restricted stock awards and RSUs on December 31, 2024 multiplied by our common stock closing price on December 31, 2024 of $66.64 per share. For a Qualifying Termination other than within two years of a “change of control,” amount is equal to each named executive officer’s pro rata restricted stock awards and RSUs that would vest on December 31, 2024 multiplied by our common stock closing price on December 31, 2024 of $66.64 per share.

(4)
At December 31, 2024, the performance thresholds for the vesting of the 2022 PSUs were not met for any of the applicable awards, and the 2022 PSUs were forfeited in their entirety pursuant to the terms of the agreements.

Pay versus Performance
We are required by SEC rules to disclose the following information regarding compensation paid to our named executive officers (“NEOs”). The amounts set forth below under the headings “Compensation Actually Paid to CEO” and “Average Compensation Actually Paid to Non-CEO NEOs” have been calculated in a manner consistent with Item 402(v) of Regulation S-K. Footnotes (5), (6), (7) and (8) below set forth the adjustments from the Total Compensation for each NEO reported in the Summary Compensation Table for the covered fiscal year.

The following table sets forth additional compensation information of our chief executive officer (CEO) and our non-CEO NEOs along with total stockholder return, net income, and AFFO per share for fiscal years 2020, 2021, 2022, 2023 and 2024:
	Summary Compensation Table Total for CEO	Compensation Actually Paid to CEO(2)	Average Summary Compensation Table Total for Non-CEO NEOs	Average Compensation Actually Paid to Non-CEO NEOs(2)	Value of Initial Fixed $100 Investment Based on:(3)		Net Income	AFFO Per Share(4)
Year(1)					Total Stockholder Return	Peer Group Total Stockholder Return
2024(5)	$4,999,273	$3,156,915	$3,427,166	$1,927,190	$118	$123	$159,857,000	$8.98
2023	5,051,022	3,926,040	3,280,871	2,547,486	165	114	164,236,000	$9.08
2022	10,819,354	(1,022,443)	7,987,748	(1,000,664)	152	100	153,034,000	$8.45
2021	6,969,088	5,238,393	5,422,867	4,396,747	371	132	112,638,000	$6.66
2020	1,858,697	4,343,138	1,904,848	4,504,544	251	92	64,378,000	$5.01

(1)
The CEO for all periods presented is Mr. Smithers. The non-CEO NEOs are Mr. Gold, Mr. Smith, and Mr. Wolfe for 2024. The non-CEO NEOs are Mr. Gold, Mr. Smith, Mr. Wolfe and Ms. Hastings for 2023 and the non-CEO NEOs for 2022, 2021 and 2020 are Mr. Gold, Mr. Wolfe and Ms. Hastings. Mr. Smith was appointed chief financial officer and treasurer in March 2023, concurrent with Ms. Hastings’ appointment as chief operating officer.

(2)
Fair value or change in fair value, as applicable, of equity awards in the “Compensation Actually Paid” columns was determined by reference to (1) for restricted stock and RSU awards, closing price on applicable year-end dates or, in the case of vesting dates, the actual vesting price, and (2) for PSU awards, the fair value calculated by a Monte Carlo simulation model as of the applicable year-end date(s). For the portion of “Compensation Actually Paid” that is based on year-end stock prices, the following prices were used: for 2024: $66.64 (34% decrease from prior year) for 2023: $100.82 (less than 1% decrease from prior year), for 2022: $101.35 (61% decrease from prior year), for 2021: $262.91 (44% increase from prior year), and for 2020: $183.13 (141% increase from prior year).

(3)
Total stockholder return (“TSR”) represents our cumulative TSR, calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between our share price at the end and the beginning of the measurement period by our share price at the beginning of the measurement period. Peer Group TSR reflects the cumulative TSR of the MSCI US REIT Index (the “REIT Index”), which includes all tax-qualified equity REITs listed in the United States, as reflected in the stock performance graph in Part II, Item 5. of our annual report on Form 10-K for year ended December 31, 2024. Each year reflects what the cumulative value of $100 invested as of immediately prior to January 1, 2020 would be as of the applicable date, calculated on a dividends reinvested basis.

(4)
Adjusted funds from operations (“AFFO”) per share, a non-GAAP financial measure, provides useful information to investors because it is a widely accepted industry measure of the operating performance of REITs that is used by industry analysts and investors who look at and compare those companies. It provides an additional measure to compare the operating performance of REITs without having to account for differing depreciation assumptions and other unique revenue and expense items, which we believe are not pertinent to measuring a particular company’s on-going operating performance. The most appropriate GAAP performance metric to which AFFO should be reconciled is net income available to common stockholders per share. For a reconciliation of AFFO per share to net income available to common stockholders per share, see Appendix A of this Proxy Statement.

(5)
2024 “Compensation Actually Paid” to the CEO and the average “Compensation Actually Paid” to the Non-CEO NEOs reflect the following adjustments from Total Compensation reported in the Summary Compensation Table (the “SCT”):

2024	CEO	Average of Non-CEO NEOs
CEO and Average of Non-CEO NEOs Total Reported in 2024 SCT	$4,999,273	$3,427,166
Less, Value of Stock Awards Reported in SCT	(2,500,078)	(1,800,119)
Plus, Year-End Value of Stock Awards Granted in Fiscal Year that are Unvested and Outstanding	1,814,674	1,306,610
Plus, Change in Fair Value of Prior Year Stock Awards that are Unvested and Outstanding	(645,763)	(478,201)
Plus, Dividends and Dividend Equivalents Paid this Year on Unvested Stock Awards	318,345	232,142
Less, Prior Year Fair Value of Prior Year Stock Awards that Failedto Vest this Year	(829,536)	(760,408)
Total Adjustments	(1,842,358)	(1,499,976)
“Compensation Actually Paid” for Fiscal Year 2024	$3,156,915	$1,927,190
Pay versus Performance Descriptive Disclosure
The line graphs below compare (i) the compensation actually paid to our CEO and the average of the compensation actually paid to our non-CEO NEOs, with (ii) (A) our cumulative TSR and the cumulative TSR of the MSCI U.S. REIT Index, (B) our net income, and (C) our AFFO per share, in each case, for the fiscal years ended December 31, 2020, 2021, 2022, 2023, and 2024. TSR amounts reported in the graph assume an initial fixed investment of $100 and that all dividends were reinvested.

Pay versus Performance Tabular List
The table below lists our most important performance measures used to link “Compensation Actually Paid” for our NEOs to company performance, over the fiscal year ended December 31, 2024. AFFO per share, line of credit capacity, new investments and occupancy percentage were used as factors evaluated by the compensation committee, among other considerations, in determining the annual cash incentive payments to NEOs for the 2024 performance year. As described in prior proxy statements, the large majority of equity awards granted to NEOs in 2022 were in the form of PSUs, with total stockholder return over a three-year period versus two comparator groups being the sole determinant for vesting. The PSUs granted in 2022 failed to vest in their entirety at the end of their performance period on December 31, 2024. The performance of each of these PSU grants had a significant impact on the “Compensation Actually Paid” for each of our NEOs.

The performance measures included in this table are not ranked by relative importance.
Most Important Performance Measures
AFFO per Share
Line of Credit Capacity
New Investments
Occupancy Percentage
Executive Chairman and CEO Pay Ratios
Pursuant to Section 953(b) of the Dodd-Frank Act and applicable SEC rules, we have prepared the ratio of the annual total compensation of our executive chairman, Mr. Gold, and our chief executive officer, Mr. Smithers, to the median of the annual total compensation of our other employees. Set forth below is a description of the methodology, including material assumptions, adjustments and estimates, we used to identify the median employee for purposes of calculating these ratios:
•
We identified the median employee using our employee population on December 31, 2024. As of December 31, 2024, we had a total population of 20 employees, including full-time, part-time and temporary employees, other than our executive chairman and chief executive officer. All of our employees are located in the United States.

•
We identified the median employee by considering the following three elements of compensation: 2024 base salary, annual cash incentives earned in 2024, and equity awards granted in 2024 (at the grant date fair value). For permanent employees (full-time and part-time) hired after January 1, 2024, we annualized the aforementioned components.

Using the methodology described above, we selected the median of our employee population. For fiscal year 2024, the median of the annual total compensation of our employees (other than our executive chairman and chief executive officer) was $225,807, and the annual total compensation of Mr. Gold and Mr. Smithers was $6,975,930 and $4,999,273, respectively. Based on this information, the ratio of the annual total compensation of Mr. Gold to the median of the annual total compensation of all employees other than our executive chairman and chief executive officer was 31 to 1 and the ratio of the annual total compensation of Mr. Smithers to the median of the annual total compensation of all employees other than our executive chairman and chief executive officer was 22 to 1. The annual total compensation of Messrs. Gold and Smithers presented for this purpose is equal to the compensation reported for them in the “Summary Compensation Table” included in this proxy statement.
The pay ratios above represent our reasonable estimates calculated in a manner consistent with SEC rules and applicable guidance. SEC rules and guidance provide significant flexibility in how companies identify the median employee, and each company may use a different methodology and make different assumptions particular to that company. As a result, and as explained by the SEC when it adopted these rules, in considering the pay ratio disclosure, stockholders should keep in mind that the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.
Neither the compensation committee nor our management used these pay ratio measures in making compensation decisions.
Compensation Risk Assessment
The compensation committee reviews our Company-wide incentive programs to assess whether the incentive programs for all employees, including our named executive officers, encourage desirable behavior as it relates to our long-term growth, and reflect our risk management philosophies, policies and processes.
Named Executive Officers.   The compensation committee exercises discretion and evaluates the annual cash incentive program based on financial, operational, and individual goals. The compensation committee has also sought to align the interests of our key employees and named executive officers with that of our stockholders through grants of restricted stock and RSU awards, thereby giving employees additional incentives to protect and align with long-term value creation.
All Other Employees.   Other officer and non-officer employee compensation awards are unlikely to encourage the taking of unnecessary or excessive risks that could threaten long-term value creation.
Management monitors the cash and equity incentive awards made to our employees and reviews those awards in light of the potential risks relative to the control environment, each respective employee’s responsibilities, and the general policies and procedures of our Company. Key employees also receive grants of restricted stock and RSU awards.
Based on its evaluation, the compensation committee does not believe that the compensation programs give rise to any risks that are reasonably likely to have a material adverse effect on our Company.

EQUITY COMPENSATION PLAN INFORMATION
The following table gives information about shares of our common stock that may be issued under our Incentive Plan as of December 31, 2024.
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by stockholders(1)	222,502	—	680,156
Equity compensation plans not approved by stockholders	—	—	—
Total	222,502	—	680,156

(1)
Our Incentive Plan was approved by our stockholders prior to the completion of our initial public offering. Securities to be issued upon exercise of outstanding options, warrants and rights consist of 222,502 shares of common stock issuable upon vesting of 222,502 RSUs which were outstanding as of December 31, 2024. The RSUs do not have an exercise price.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of our common stock as of April 14, 2025 for each person or group that holds more than 5% of our common stock, for each director, director nominee and named executive officer and for our directors and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by such person, except as otherwise set forth in the footnotes to the table. Unless otherwise indicated, the address of each named person is c/o Innovative Industrial Properties, Inc., 11440 West Bernardo Court, Suite 100, San Diego, California 92127. We are not aware of any arrangements, including any pledge of our common stock, that could result in a change of control of the Company. All RSUs are held in the Company’s NQDC Plan.
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of All Shares(1)
Alan Gold(2)	348,368	1.2%
Paul Smithers(3)	125,740	*
Gary Kreitzer(4)	43,958	*
Brian Wolfe(5)	17,037	*
David Smith(6)	12,351	*
David Stecher(7)	2,327	*
Mary Curran(8)	9,135	*
Scott Shoemaker(9)	8,406	*
David Boyle(10)	155	*
All directors and executive officers as a group (seven persons)	550,285	2.0%
BlackRock, Inc.(11)	5,091,290	18.2%
Vanguard Group, Inc.(12)	4,382,796	15.6%
State Street Corporation(13)	1,793,318	6.4%

*
less than 1%.

(1)
Based on a total of 28,011,229 shares of our common stock outstanding as of April 14, 2025 and 122,541 vested RSUs attributable to executive officers’ and directors’ accounts in the NQDC Plan.

(2)
Includes 213,308 shares held by Mr. Gold directly, 56,500 shares held in a spousal lifetime access trust for the benefit of Mr. Gold’s spouse and adult child, and 78,560 vested RSUs attributable to Mr. Gold’s account in the NQDC Plan. Excludes 81,376 RSUs that are not yet vested.

(3)
Includes 108,433 shares of restricted stock held by Mr. Smithers directly, over which he has the right to vote and to receive all dividends, and 17,307 vested RSUs attributable to Mr. Smither’s account in the NQDC Plan.

(4)
Includes 43,958 shares of restricted stock held by Mr. Kreitzer directly, over which he has the right to vote and to receive all dividends, which will fully vest on May 15, 2025.

(5)
Mr. Wolfe resigned as an employee and officer of the Company effective January 9, 2025. Includes 8,357 shares held by Mr. Wolfe directly and 8,680 RSUs attributable to Mr. Wolfe’s account in the NQDC Plan. Mr. Wolfe resigned as an employee and officer of the Company effective as of January 9, 2025 and is not included in the shares of executive officers as a group as of April 14, 2025.

(6)
Includes 12,351 vested RSUs attributable to Mr. Smith’s account in the NQDC Plan. Excludes 25,287 RSUs that are not yet vested.

(7)
Includes 1,346 shares held by Mr. Stecher directly and 70 shares held by Mr. Stecher’s spouse. Also includes 911 RSUs that are attributable to Mr. Stecher’s account in the NQDC Plan.

(8)
Includes 2,429 shares held by Ms. Curran directly and 6,706 RSUs, 1,416 of which will be released from forfeiture restrictions on May 15, 2025 and all of which are attributable to her account in the NQDC Plan.

(9)
Includes 1,700 shares held by Mr. Shoemaker directly and 6,706 RSUs, 1,416 of which will be released from forfeiture restrictions on May 15, 2025 and all of which are attributable to his account in the NQDC Plan.

(10)
As of April 14, 2025, Mr. Boyle holds 155 shares directly. As a director nominee, Mr. Boyle’s shares are not included in the director shares as a group as of April 14, 2025.

(11)
Includes shares beneficially owned by the following subsidiaries of BlackRock, Inc.: BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd.,

BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited and BlackRock Fund Managers Ltd. BlackRock, Inc.’s address is 50 Hudson Yards, New York, New York 10001. The foregoing information is based on BlackRock, Inc.’s Schedule 13G/A filed with the SEC on January 19, 2024.
(12)
The Vanguard Group, Inc.’s clients, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares reported by Vanguard Group, Inc. Includes 41,644 shares for which Vanguard Group, Inc. shares voting power and 71,881 shares for which Vanguard Group, Inc. shares dispositive power. The Vanguard Group, Inc.’s address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The foregoing information is based on The Vanguard Group, Inc.’s Schedule 13G/A filed with the SEC on February 13, 2024.

(13)
Includes shares beneficially owned by the following subsidiaries of State Street Corporation: SSGA Funds Management, Inc., State Street Global Advisors Europe Limited, State Street Global Advisors Limited, State Street Global Advisors Trust Company, State Street Global Advisors, Australia, Limited and State Street Global Advisors (Japan) Co., Ltd. Includes 1,436,832 shares for which State Street Corporation shares voting power and 1,790,418 shares for which State Street Corporation shares dispositive power. State Street Corporation’s address is State Street Financial Center, One Congress Street, Suite 1, Boston, Massachusetts 02114-2016. The foregoing information is based on State Street Corporation’s Schedule 13G/A filed with the SEC on January 30, 2024.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file with the SEC and the NYSE reports of ownership of our securities and changes in their ownership on Forms 3, 4 and 5. Executive officers, directors and greater than 10% stockholders are required by SEC rules to furnish us with copies of all Section 16(a) reports that they file.
Based solely upon a review of the reports on Forms 3 and 4 and amendments thereto furnished to us in 2024 and Forms 5 and amendments thereto furnished to us with respect to 2024, or written representations from reporting persons that no Form 5 filings were required, we believe that in 2024 our executive officers, directors and greater than 10% owners timely filed all reports they were required to file under Section 16(a) of the Exchange Act.

RELATED PARTY TRANSACTIONS
We have adopted a written policy regarding the review and approval of any related party transaction. Under this policy, our audit committee will review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, and either approve or disapprove the related party transaction. Any related party transaction shall be consummated and shall continue only if the audit committee has approved in advance the transaction in accordance with the guidelines set forth in the policy. For purposes of our policy, a “Related Party Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) requiring disclosure under Item 404(a) of Regulation S-K promulgated by the SEC, or any successor provision, as then in effect, except that the $120,000 threshold stated therein shall be deemed to be $60,000.
Mr. Gold utilizes a private airplane from time to time for Company business travel purposes, which airplane is owned by an entity controlled by Mr. Gold, our executive chairman. We reimburse Mr. Gold for the Company-related use of the airplane by Mr. Gold, including out-of-pocket operating costs, on terms we believe are comparable to those we could secure from an independent third party. Our Company’s decision to utilize Mr. Gold’s private airplane exclusively for business travel purposes was made to provide greater flexibility and time-savings for business travel of our management team, including meetings with investors and prospective business partners. As approved by our audit committee, approximately $87,000 and $84,000 were paid to Mr. Gold on account of such expenses for the years ended December 31, 2024 and 2023, respectively. Our audit committee has also approved such reimbursements by the Company to Mr. Gold for utilization of Mr. Gold’s private airplane for business travel purposes on an ongoing basis, for an amount not to exceed $200,000 for the year ending December 31, 2025.
OTHER MATTERS
As of the date of this proxy statement, management does not know of any other matters to be brought before the Annual Meeting other than those set forth herein. However, if any other matters are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.
STOCKHOLDER PROPOSALS
Stockholders who wish to include a proposal in our proxy statement and form of proxy relating to the 2026 annual meeting of stockholders must be received by us no later than December 30, 2025. Such proposals must comply with the requirements established by the SEC in order to be included in the proxy statement. A stockholder who wishes to make a director nomination or proposal of other business at the 2026 annual meeting without including the proposal in our proxy statement and form of proxy relating to that meeting must, in accordance with our current bylaws, notify us between November 30, 2025 and 5:00 p.m., Pacific Time, on December 30, 2025. If the stockholder fails to give timely notice as required by our current bylaws, the nominee or proposal will be excluded from consideration at the meeting. In addition, our current bylaws include other requirements for director nominations and proposals of other business with which a stockholder must comply to make a nomination or business proposal.
AVAILABILITY OF ANNUAL REPORT ON FORM 10-K
Upon written request of any record holder or beneficial owner of shares entitled to vote at the Annual Meeting, we will provide, without charge, a copy of our 2024 annual report to stockholders. Requests should be mailed to Catherine Hastings, Corporate Secretary, 11440 West Bernardo Court, Suite 100, San Diego, CA 92127. You may also access our annual report on Form 10-K in the “Investors” section of our website (www.innovativeindustrialproperties.com).

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of any of these documents to you if you contact us at the following address: 11440 West Bernardo Court, Suite 100, San Diego, CA 92127, Attention: Catherine Hastings, Corporate Secretary, or telephone number: 858-997-3332. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact the Company at the above address or telephone number.
REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE SUBMIT A PROXY BY INTERNET OR TELEPHONE OR, IF YOU REQUEST WRITTEN PROXY MATERIALS, BY RETURNING A COMPLETED, SIGNED AND DATED PROXY CARD OR VOTING INSTRUCTION FORM.
By Order of the Board of Directors,
Alan Gold
Executive Chairman

APPENDIX A
Adjusted Funds from Operations
The following is a reconciliation of net income available to common stockholders (which we believe is the most comparable GAAP measure) to AFFO. Also presented is information regarding the weighted average number of common shares used for the basic and diluted computations per share (dollars in thousands, except per share amounts):
	Years Ended December 31,
	2024	2023	2022	2021	2020	2019	2018	2017
Net income attributable to common stockholders	$159,857	$164,236	$153,034	$112,638	$64,378	$22,123	$5,633	$(395)
Real estate depreciation and amortization	70,807	67,194	61,303	41,776	28,025	8,599	2,629	915
Loss (gain) on sale of real estate	—	—	(3,601)	—	—	—	—	—
Disposition-contingent lease termination fee, net of loss on sale of real estate(1)	(451)	—	—	—	—	—	—	—
FFO attributable to common stockholders (basic)	230,213	231,430	210,736	154,414	92,403	30,722	8,262	520
Cash and non-cash interest expense on Exchangeable Senior Notes	28	219	546	7,517	—	—	—	—
FFO attributable to common stockholders (diluted)	230,241	231,649	211,282	161,931	92,403	30,722	8,262	520
Acquisition-related expense	—	—	—	—	94	97	—	—
Financing expense	—	—	367	—	211	—	—	—
Litigation-related expense	788	2,480	3,010	—	—	—	—	—
Loss (gain) on induced exchange of Exchangeable Senior Notes	—	(22)	125	3,692	—	—	—	—
Normalized FFO attributable to common stockholders (diluted)	231,029	234,107	214,784	165,623	92,708	30,819	8,262	520
Interest income on seller-financed note(2)	1,104	1,342	—	—	—	—	—	—
Deferred lease payments received on sales-type leases(3)	4,938	—	—	—	—	—	—	—
Stock-based compensation	17,317	19,581	17,507	8,616	3,330	2,495	1,465	1,719
Severance	—	—	—	—	—	—	—	113
Non-cash interest expense	1,664	1,375	1,255	715	2,040	1,678	—	—
Above-market lease amortization	92	92	91	4	—	—	—	—
AFFO attributable to common stockholders (diluted)	$256,144	$256,497	$233,637	$174,958	$98,078	$34,992	$9,727	$2,352
FFO per common share – diluted	$8.07	$8.20	$7.64	$6.17	$4.72	$2.88	$1.13	$0.15
Normalized FFO per common share – diluted	$8.10	$8.29	$7.76	$6.31	$4.74	$2.88	$1.13	$0.15
AFFO per common share – diluted	$8.98	$9.08	$8.45	$6.66	$5.01	$3.28	$1.34	$0.67
Weighted average common shares outstanding – basic	28,226,402	27,977,807	27,345,047	23,903,017	19,443,602	10,546,016	7,138,952	3,375,284
Restricted stock and RSUs	294,780	196,821	116,046	96,174	114,017	138,052	146,849	131,861
PSUs	—	—	—	81,414	—	—	—	—
Dilutive effect of Exchangeable Senior Notes	9,468	81,169	202,076	2,180,550	—	—	—	—
Weighted average common shares outstanding – diluted	28,530,650	28,255,797	27,663,169	26,261,155	19,557,619	10,684,068	7,285,801	3,507,145

(1)
Amount reflects the $3.9 million disposition-contingent lease termination fee received concurrently with the sale of a property in Los Angeles, California, net of the loss on sale of real estate of $3.4 million

(2)
Amount reflects the non-refundable interest paid on the seller-financed note issued to us by the buyer in connection with our disposition of a portfolio of four properties in southern California, which is recognized as a deposit liability and is included in other liabilities in our consolidated balance sheets as of December 31, 2024 and 2023, as the transaction did not qualify for recognition as a completed sale.

(3)
Amount reflects the non-refundable lease payments received on two sales-type leases which are recognized as deposit liability starting on January 1, 2024, and is included in other liabilities in our consolidated balance sheet as of December 31, 2024, as the transaction did not qualify for recognition as a completed sale. Prior to the lease modifications on January 1, 2024, which extended the initial lease terms, the leases were classified as operating leases and the lease payments received were recognized as rental and therefore, included in net income attributable to common stockholders.

SCAN TOVIEW MATERIALS & VOTE INNOVATIVE INDUSTRIAL PROPERTIES, INC. 11440 WEST BERNARDO COURTSUITE 100SAN DIEGO, CA 92127 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 10, 2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 10, 2025. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY V73966-P29263INNOVATIVE INDUSTRIAL PROPERTIES, INC.The Board of Directors recommends you vote FOR thefollowing: 1. Election of directors, each to serve until the next annualmeeting of stockholders and until their successors areduly elected and qualified. Nominees: For Withhold For Against Abstain 1a. Alan Gold1b. Gary Kreitzer1c. Scott Shoemaker1d. Paul Smithers1e. David Boyle 3. Approval on a non-binding advisory basis of thecompensation of the Company's named executiveofficers.NOTE: Such other business as may properly come before themeeting or any adjournment thereof. The Board of Directors recommends you vote FORproposals 2 and 3. For Against Abstain 2. Ratification of the appointment of BDO USA, P.C. as theCompany's independent registered public accountingfirm for the year ending December 31, 2025. Yes No Please indicate if you plan to attend this meeting.Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Jointowners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. V73967-P29263 INNOVATIVE INDUSTRIAL PROPERTIES, INC.Annual Meeting of StockholdersJune 11, 2025 8:00 AMThis proxy is solicited by the Board of DirectorsThe undersigned hereby appoints Alan Gold and Paul Smithers, and each of them, with power to act without the other, andwith power of substitution, as proxies and attorneys in fact, and hereby authorizes them to represent and vote, as provided onthe other side, all the shares of common stock of INNOVATIVE INDUSTRIAL PROPERTIES, INC. that the undersigned is entitled tovote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholdersto be held at 8:00 a.m., PDT, at 11440 West Bernardo Court, Suite 100, San Diego, California 92127, and any adjournment orpostponement thereof, with all powers the undersigned would possess if present at the meeting.THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED.IF NO SUCH DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACHDIRECTOR NOMINEE UNDER PROPOSAL 1, FOR PROPOSAL 2 AND PROPOSAL 3, AND IN THE DISCRETION OF THEPROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.Continued and to be signed on reverse side